Exhibit T3E.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MUZAK HOLDINGS LLC, et al.,	)	Case No. 09-10422 (KJC)
)
Debtors.	)	Jointly Administered
) )

DISCLOSURE STATEMENT FOR SECOND MODIFIED

JOINT PLAN OF REORGANIZATION OF MUZAK HOLDINGS LLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP

Edward O. Sassower	Domenic E. Pacitti
Joshua A. Sussberg	Michael W. Yurkewicz
Sarah H. Seewer	919 Market Street
601 Lexington Avenue	Wilmington, Delaware 19801-3062
New York, New York 10022	Telephone: (302) 426-1189
Telephone: (212) 446–4800	Facsimile: (302) 426-9193
Facsimile: (212) 446–4900

Attorneys for the Debtors and Debtors in Possession

Dated: October 26, 2009

IMPORTANT INFORMATION FOR YOU TO READ

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE SECOND MODIFIED JOINT PLAN OF REORGANIZATION OF MUZAK HOLDINGS LLC AND ITS AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED HERETO IS HIGHLY SPECULATIVE, AND THE DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING INVESTMENT DECISIONS WITH RESPECT TO THE DEBTORS OR ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THESE CHAPTER 11 CASES.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN THE FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE MAXIMUM EXTENT PERMITTED AND APPLICABLE. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SECURITIES.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS

DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER ENTITIES SHOULD CONSTRUE THIS DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF THESE DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF THESE EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, HAS NOT BEEN AUDITED.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, BEFORE DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH

HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VI HEREIN, “PLAN-RELATED RISK FACTORS.”

v

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		83
A.	Liquidation Under Chapter 7 of the Bankruptcy Code	83
B.	Filing of an Alternative Plan of Reorganization	83

IX. EXEMPTIONS FROM SECURITIES ACT REGISTRATION		84
A.	Section 1145 of the Bankruptcy Code	84

X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		86
A.	Certain U.S. Federal Income Tax Consequences to Holders of Allowed Claims	86
B.	Certain U.S. Federal Income Tax Consequences to Reorganized Debtors	91

XI. RECOMMENDATION		93

EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	Disclosure Statement Order (including the Solicitation Procedures)

EXHIBIT C	The Reorganized Debtors’ Financial Projections

EXHIBIT D	The Reorganized Debtors’ Valuation

EXHIBIT E	Liquidation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO

THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I.

EXECUTIVE SUMMARY

Muzak Holdings LLC, a Delaware limited liability company, together with its debtor affiliates (collectively, “Muzak” or the “Debtors”)1 submit this Disclosure Statement2 pursuant to section 1125 of the Bankruptcy Code to Holders of Claims in connection with (a) the solicitation of acceptances of the Second Modified Joint Plan of Reorganization of Muzak Holdings LLC and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated September 9, 2009 (the “Plan”). A copy of the Plan is attached hereto as Exhibit A. The Plan constitutes a separate chapter 11 plan for each Debtor. Except for unclassified Claims, all Claims against a particular Debtor are placed in Classes for each of the Debtors (as designated by subclasses A through O for each of the 15 Debtors).

After several months of extensive and arms’ length negotiations and discussions, the Debtors are one step closer to achieving their ultimate goal — a confirmed chapter 11 plan of reorganization that memorializes a restructuring that will enable Muzak to operate efficiently and effectively in a competitive market place. To that end, the Plan reflects a financial resolution of the Debtors’ estates that is supported by Silver Point Capital Advisors L.P., the Debtors’ largest secured and unsecured creditor (“Silver Point”), the statutory committee of unsecured creditors appointed in the Debtors’ chapter 11 cases (the “Committee”) and an ad hoc group of Holders of the Debtors’ Senior Notes (the “Ad Hoc Group of Senior Noteholders”). Thus, the overwhelming majority of unsecured creditors support the Plan.

More specifically, the Plan, among other things, contemplates the following:

•

secured lenders under the Prepetition Credit Agreement (with a principal amount outstanding of $95,537,500) will receive, in full and final satisfaction of such Secured Term Loan Claims, payment in full in cash with proceeds of the Exit Facility;

•

the holders of the Debtors’ $220 million 10% senior notes will receive (i) new senior notes at $135 million face amount (the “New Senior Notes”) with a 15% coupon (8% cash and 7% payment-in-kind (“PIK”)), a 4.5-year maturity and prepayable at par immediately with no change in control or call premium; and (ii) new redeemable PIK preferred units in an amount of $85 million, with dividends accruing at 10% and increasing 1% per year (capped at 15%) and a 7-year maturity;

•

the holders of the Debtors’ $115 million 9.875% senior subordinated notes will receive 100% of the new common units of Reorganized Muzak ((subject to dilution for up to 10% on account of a management incentive plan and warrants described below) (the “New Common Units”);

•

the holders of the Debtors $24,245,000 million 13% senior discount notes will receive warrants for 7.5% of the outstanding New Common Units (excluding management units) at market value based upon an enterprise value of $425 million with a term of five years; and

•	the holders of general unsecured claims shall be paid in full in cash within 15 days after the Plan’s effective date.

[1]	The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Muzak Holdings LLC (3730); Muzak Holdings Finance Corp. (3728); Muzak LLC (3729); Background Music Broadcasters, Inc. (3014); Muzak Capital Corporation (2302); MLP Environmental Music, LLC (6098); Business Sound, Inc. (9525); BI Acquisition, LLC (6049); Muzak Finance Corp. (7963); Electro-Systems Corporation (6059); Audio Environments, Inc. (4111); Telephone Audio Productions, Inc. (4894); Vortex Sound Communications Company, Inc. (3711); Muzak Houston, Inc. (9984); and Music Incorporated (3710).
[2]	All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Priority Claims	Payment in full in Cash.	100%

2	Other Secured Claims	Payment in full in Cash, delivery of the respective secured creditor’s collateral, or other treatment that renders the Class 2 Claims Unimpaired.	100%

3	Secured Term Loan Claims	Allowed in the amount of $95,537,500; payment in full in cash with proceeds of the Exit Facility.	100%

4	Senior Notes Claims	Allowed in the amount of $225,194,444.44; payment in full in the form of the New Senior Notes and the New Redeemable PIK Preferred Units	100%

5	Senior Subordinated Notes Claims	Allowed in the amount of $119,574,045.14; payment in the form of 100% of New Common Units, subject to dilution for the Management and Director Incentive Plan of up to 10% and the Warrants.	5.8% - 62.4%

6	Discount Notes	Allowed in the amount of $25,645,822.22; payment in the form of Warrants for 7.5% of the New Common Units (excluding management units) at market value based upon an enterprise value of $425 million with a five-year term.	N/A

7	General Unsecured Claims	Paid in full in Cash within 15 days after Effective Date.	100%

8	Equity Interests	Canceled.	0%

9	Intercompany Interests	Either retained or canceled.	N/A

As used throughout this Disclosure Statement, references to the “Bankruptcy Court” are to the United States Bankruptcy Court for the District of Delaware, the court in which the Debtors, filed voluntary petitions seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). References to “Reorganized Muzak” are to Muzak Holdings LLC following emergence from chapter 11 of the Bankruptcy Code, and references to the “Reorganized Debtors” are to the reorganized Debtors following emergence from chapter 11 of the Bankruptcy Code.

References to the “Confirmation Date” are to the date upon which the Bankruptcy Court enters the order confirming the Plan pursuant to section 1129 of the Bankruptcy Code. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

References to the “Effective Date” are to the day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in the Plan have been: (i) satisfied; or (ii) waived pursuant to the Plan.

References to the “Chapter 11 Cases” are to (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

References to the “Bankruptcy Rules” are to the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001 and the general, local, and chambers rules of the Bankruptcy Court.

References to a “Claim” are to any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

References to “Equity Interests” are to (i) any share of common stock, preferred stock or other instrument evidencing an ownership interest in Muzak Holdings LLC, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately before the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

References to the “Plan” and the “Plan of Reorganization” are to the Second Modified Joint Plan of Reorganization of Muzak Holdings LLC and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, attached as Exhibit A hereto. All capitalized terms used but not otherwise defined herein will have the meaning ascribed to them in the Plan.

Unless the context requires otherwise, reference to “we,” “our,” and “us” are to the Debtors.

II.

QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

1.	What is Chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 of the Bankruptcy Code promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other Entity as may be ordered by the bankruptcy court, in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.

2.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a Disclosure Statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. This Disclosure Statement is being submitted in accordance with such requirements.

3.	Am I entitled to vote on the Plan? What will I receive from the Debtors if the Plan is consummated?

Your ability to vote and your distribution under the Plan, if any, depend on what kind of Claim or Interest you hold. A summary of the classes of Claims (each, a category of holders of Claims or Interests as set forth in Section V of this Disclosure Statement and Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, which we refer to as a “Class”) and their respective voting statuses and anticipated recoveries is set forth below.

The chart in the Executive Summary portion of this Disclosure Statement is a summary of the classification and treatment of Claims and the potential distributions under the Plan. Any estimates of Claims in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. As a result of the foregoing and other uncertainties which are inherent in the estimates, the estimated recoveries in this Disclosure Statement may vary from the actual recoveries received. In addition, your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to the Effective Date of the Plan. The recoveries set forth in this Disclosure Statement are projected recoveries only and may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means with respect to Claims: (a) any Claim, proof of which is timely Filed by the applicable Claims Bar Date (or which by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as may be amended, modified or supplemented from time to time (the “Schedules”) as not contingent, not unliquidated and not disputed, and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan. A Claim described in (a) above is only an “Allowed Claim” if and to the extent that no objection to the allowance thereof has been interposed before the Claims Objection Bar Date, or such an objection is so interposed and the Claim has been Allowed for distribution purposes only by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval of the Bankruptcy Court.

4.	What happens to my recovery if the Plan is not confirmed, or does not go effective?

In the event that the Plan is not confirmed, there is no assurance that the Debtors will be able to reorganize their business. If the Plan is not confirmed in a timely manner, it is unclear whether the transactions contemplated thereby could be implemented and what Holders of Claims and Interests would ultimately receive in respect of their Claims and Interests. It is possible that any alternative may provide Holders of Claims or Interests with less than they would have received pursuant to the Plan. Moreover, nonconfirmation of the Plan may result in an extended chapter 11 proceeding. For a more detailed description of the consequences of this or of a liquidation scenario, see “Statutory Requirements for Confirmation of the Plan – ‘Best Interests’ Test/Liquidation Analysis” set forth in Article VI.D.1 and the Liquidation Analysis attached as Exhibit E to this Disclosure Statement.

5.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what do you mean when you refer to “Confirmation,” “Effective Date” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. “Confirmation” of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can be consummated and go effective. References to the “Effective Date” mean the date that all conditions to the Plan have been satisfied or waived and the Plan has been fully consummated. Distributions will only be made on the Effective Date or as soon as practicable thereafter. See “Statutory Requirements for Confirmation of the Plan” and “Consummation of the Plan” for a discussion of the conditions to consummation.

6.	Where is the cash required to fund the Plan coming from?

The proceeds of the Exit Facility will pay the Secured Term Loan Claims in full in cash on the Effective Date. A portion of the Exit Facility may be used to fund the Reorganized Debtors’ working capital needs. As of August 31, 2009, the Debtors had approximately $40.4 million of cash on hand, which will fund all other cash payments pursuant to the Plan and the Reorganized Debtors’ working capital needs.

7.	Are there risks to owning an interest in Muzak upon emergence from bankruptcy?

Yes, please see “Plan-Related Risk Factors,” which is set forth in ArticleVII.

8.	Is there potential litigation related to the Plan?

Yes, in the event it becomes necessary to confirm the Plan over the objection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of certain Classes of Claims. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class of Claims if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See “Risk Factors — The Debtors May Not Be Able to Secure Confirmation of the Plan” in Article VII.A.4.

9.	What are the contents of the solicitation packages to be sent to creditors who are eligible to vote on the Plan?

All parties in interest will receive the notice of the hearing on the confirmation of the Plan. Additionally, creditors who are eligible to vote on the Plan will receive appropriate solicitation materials including ballots.

The notices sent to parties in interest will indicate that this Disclosure Statement, the Plan and all of the exhibits thereto are (and, in the future, the Plan Supplement will be) available for viewing by any party at: http://chapter11.epiqsystems.com/muzak.

10.	What rights will Reorganized Muzak’s new stockholders have?

The Plan contemplates the conversion of the Senior Subordinated Notes into the New Common Units of Reorganized Muzak. The Plan also contemplates that Holders of Discount Notes will receive Warrants. The LLC Agreement and the Warrant Agreement will be negotiated and included in the Plan Supplement.

11.	Will there be releases granted to parties in interest as part of the Plan?

Yes, see “Releases” in Article X of the Plan.

12.	What is the deadline to vote on the Plan?

12:00 p.m. (prevailing Eastern Time) on January 5, 2010.

13.	How do I vote for or against the Plan?

This Disclosure Statement, accompanied by a ballot or ballots to be used for voting on the Plan, is being distributed to the holders of Claims entitled to vote on the Plan. If you are a holder of Claims in the following Classes, you may vote for or against the Plan by completing the ballot and returning it in the envelope provided:

•	Class 4 (Senior Notes Claims)

•	Class 5 (Senior Subordinated Notes Claims)

•	Class 6 (Discount Notes Claims)

The Debtors, with the approval of the Bankruptcy Court, have engaged Epiq Bankruptcy Solutions, LLC; FDR Station, P.O. Box 5014; New York, NY 10150-5014, to serve as the voting agent and generally oversee the voting process (the “Voting and Claims Agent”). The Voting and Claims Agent will also process and tabulate ballots for each class entitled to vote to accept or reject the Plan.

BALLOTS

Ballots and Master Ballots must be actually received by

the Voting Agent by the voting deadline of 12:00 p.m.

(prevailing Eastern Time) on January 5, 2010 at the

following address:

Muzak Holdings LLC Balloting Center

c/o Epiq Bankruptcy Solutions LLC

P.O. Box 5014

FDR Station

New York, NY 10150-5014

If service by courier or personal delivery, at:

Muzak Holdings LLC Balloting Center

c/o Epiq Bankruptcy Solutions LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

If you hold a Claim in Class 4, 5 or 6, please allow

enough time when you return your ballot for your

Nominee to cast your vote on a Master Ballot before the

voting deadline.

If you have any questions on the procedure for voting on

the Plan, please call the voting agent at the following

telephone number:

1-866-940-3607

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Plan. For your vote to be counted, your ballot must be completed, signed and received by 12:00 p.m. (prevailing Eastern Time), on January 5, 2010.

Any ballot that is properly executed by the holder of a Claim, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.

Each holder of a Claim may cast only one ballot per each Claim held. By signing and returning a ballot, each holder of a Claim in Classes 4, 5 and 6 will certify to the Bankruptcy Court and the Debtors that no other ballots with respect to such Claim and/or equity interest have been cast or, if any other ballots have been cast with respect to such class of Claims and/or equity interests, such earlier ballots are thereby superseded and revoked.

All ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each ballot.

14.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

15.	When is the Confirmation Hearing set to occur?

The Bankruptcy Court has scheduled the Confirmation Hearing for January 12, 2010 to take place at 1:30 p.m. (prevailing Eastern Time) before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, 5th Floor, Courtroom #5, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Objections to confirmation of the Plan must be filed and served on the Debtors, and certain other parties, by no later than January 5, 2010 at 12:00 p.m. (prevailing Eastern Time) (the “Objection Deadline”) in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement. Unless objections to confirmation of the Plan are timely served and filed in compliance with the Disclosure Statement Order, which is attached to this Disclosure Statement as Exhibit B, they may not be considered by the Bankruptcy Court.

The Debtors will publish the notice of the Confirmation Hearing, which will contain the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the Wall Street Journal (South Atlantic Region) and in certain regional newspapers and/or trade journals, including The Enquirer Herald, Fort Mill Times, The Herald, The Charlotte Observer, Charlotte Business Journal, Billboard Magazine, R&R Magazine, to provide notification to those persons who may not receive notice by mail.

16.	What is the purpose of the Confirmation Hearing?

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

17.	What role does the Bankruptcy Court play after the Confirmation Hearing?

After the Plan is confirmed, the Bankruptcy Court will still have exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan. In addition, the Bankruptcy Court will have exclusive jurisdiction to ensure that distributions to holders of Claims are accomplished pursuant to the Plan.

18.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Debtors will not be liquidated or forced to go out of business. After the Plan is confirmed, the Debtors will continue to operate their business going forward using cash from operations and possibly cash proceeds of the Exit Facility.

19.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

The Plan contemplates the issuance of 100% of the New Common Units of Reorganized Muzak (minus any equity distributed to the Reorganized Debtors’ management pursuant to the Management and Director Incentive Program and any New Common Units issued to holders of Warrants) to Holders of Senior Subordinated Notes Claims. Reorganized Muzak will be controlled by such Holders.

20.	Do the Debtors recommend voting in favor of the Plan?

Yes. In the opinion of the Debtors, the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe the Plan, which contemplates a significant deleveraging and conversion to equity of indebtedness necessary to operate Muzak’s business, is in the best interest of all creditors and parties in interest. Any other alternative, including a sale of substantially all of the Debtors’ assets or liquidation under chapter 7 of the Bankruptcy Code, would not realize or recognize the value inherent under the Plan. Thus, the Debtors recommend that Holders of Claims who are entitled to vote on the Plan vote to accept the Plan.

III.

BACKGROUND TO THESE CHAPTER 11 CASES

A.	MUZAK’S CORPORATE HISTORY AND CAPITAL STRUCTURE

Muzak has been the pioneer of business media services for over 70 years, and is presently a leading provider of business media services. Major General George Squier, a distinguished U.S. Army officer and inventor, founded the Debtors’ indirect predecessor in 1934 when he developed a system for sending radio signals over power and telephone lines. Originally operating in a few territories in the United States, the business grew significantly through both licensing (franchising) activity and acquisitions over the years.

In September 1998, ABRY Partners, LLC (“ABRY”), a private equity investment firm focused on investments in media, communications, business and information services companies, formed ACN Holdings, LLC. On October 7, 1998, Audio Communications Network, LLC (“Audio LLC”), a wholly owned subsidiary of ACN Holdings, LLC and the predecessor to the Debtors, was formed by ABRY to, among other business purposes, acquire several independent licensee territories of the franchisor Muzak Limited Partnership (“Old Muzak”). In connection with the creation of Audio LLC, Audio LLC acquired eight independent licensee territories from Audio Communications Network, Inc., an independent licensee. Additionally, on January 15, 1999 and February 24, 1999, Audio LLC acquired two more independent licensees, Business Sound, Inc. and Electro Systems Corporation, respectively.

On March 18, 1999, Audio LLC merged with Old Muzak and changed its name to Muzak LLC. Similarly, ACN Holdings, LLC changed its name to Muzak Holdings LLC. On the same date, Muzak LLC acquired the assets of Capstar Broadcasting Corporation, an independent licensee. Between March 18, 1999 and December 31, 1999, Muzak LLC acquired assets and stock from twelve independent licensees.

Muzak LLC currently owns or licenses franchised territories throughout and beyond the United States, and holds direct or indirect ownership interests in thirteen domestic subsidiaries. One subsidiary, Muzak Heart & Soul Foundation, is a non-profit corporation founded in Washington and the only subsidiary of Muzak LLC that is not a debtor in these chapter 11 cases. Muzak Heart & Soul Foundation is a 501(c)(3) organization and has no customers. Additionally, the Muzak Heart & Soul Foundation is not a guarantor of Muzak LLC’s Prepetition Credit Agreement or a guarantor under any of the Debtors’ indebtedness.

Muzak LLC is the wholly owned subsidiary of Muzak Holdings LLC. Muzak Holdings LLC also directly owns Muzak Holdings Finance Corp.

As a result of the transactions described above, the Debtors’ current organizational structure is as follows:

[GRAPHIC APPEARS HERE]

B.	OVERVIEW OF MUZAK’S BUSINESS

1.	Muzak’s Operations

Muzak is a leading provider of business media services in the United States for companies seeking to promote their image, enhance their brand, and attract particular types of customers. Muzak retains a catalog of over 2.6 million songs, from which it creates a variety of music programming and produce targeted custom in-store and on-hold messaging. Muzak serves more than 250,000 business locations nationwide, including several large, brand name companies. In 2007 and 2008, the Debtors recorded revenue of approximately $250.2 million and $249.1 million, respectively. As of the Petition Date, the Debtors reported approximately $324.2 million in total assets and approximately $465.3 million in total current liabilities.

(a)	Products

Muzak’s two core products are:

•

Audio Architecture: Muzak’s staff of audio architects creates business music programming, which involves the strategic assembly of a playlist of songs (which are pre-screened for lyrical content and offensive themes) to match a client’s image and influence their customers’ mood. In addition, the audio architects can create programming so as to result in an increase in tempo in a certain store location as the day progresses. The audio architects produce programming for the Debtor’s core music playlists in various genres, including classic rock, jazz, urban, and country. Audio architects also create customized music programs for certain larger, national clients. The audio architects use propriety computer software to access Muzak’s extensive media library and develop high quality programming.

•

Voice: Voice products are customized music and marketing messages for telephone on-hold time and in-store messaging. Muzak’s staff creates customized music and messages that allow clients’ telephone systems to deliver targeted music and messaging during their customers’ time on hold. Additionally, they also provide customized in-store messages that allow clients to deliver targeted music and messaging to support their in-store point of sale merchandising.

In connection with the sale of Audio Architecture and Voice products, Muzak also sells or provides audio equipment, such as sound systems and music receiving or playback equipment to their clients. Additionally, Muzak sells, installs and maintains non-music related equipment, such as restaurant drive-thru systems, and television, intercom and paging systems for business music and other clients. As part of its sales of drive-thru systems, Muzak offers maintenance and repair of intercom systems, headsets and radio transmitters.

In addition, Muzak installs and provides subscription television programming packages to commercial clients through DISH Network Corporation (f/k/a Echostar Satellite Corporation) (“DISH Network”). Muzak also furnishes approximately 50 channels of music programming to commercial and residential subscribers through DISH Network. Pursuant to Muzak’s contracts with DISH Network, DISH Network will not provide programming via direct broadcast frequencies to certain of Muzak’s competitors and Muzak will not enter into agreements for the delivery of services via direct broadcast frequencies with any competitor of DISH Network. These restrictions, however, do not prohibit DISH from distributing Sirius XM Radio, Inc. programming, which DISH Network has been distributing since 2004.

Muzak is are also developing and offering digital signage technology to its clients. Digital signage uses electronic displays to convey information, entertainment and advertisements to customers in a wide variety of indoor and outdoor settings.

(b)	Product Distribution Systems

Muzak transmits its Audio Architecture and Voice products using various media, including direct broadcast satellite transmission, local broadcast transmission, and recorded media consisting of videotapes, compact discs, and hard drives. Transmissions to clients via direct broadcast satellite are primarily from transponders leased from Microspace Communications Corporation and DISH Network. In 2008, Muzak served its music client locations through direct broadcast satellite transmission (82%), recorded media consisting of tapes, compact discs and hard drives (16%) and through local broadcast transmissions (2%).

(c)	Employees

Headquartered in Fort Mill, South Carolina, Muzak employs 1,164 employees as of July 20, 2009, of whom approximately 1,141 are full-time employees and 23 are part-time, hourly employees. Muzak’s employees include a team of approximately 113 installation and services technicians. These personnel belong to 14 bargaining units, 13 of which are represented by the International Brotherhood of Electrical Workers and one of which is represented by the Communication Workers of America. Muzak also receives services from temporary employees who are employed through a temporary employment agency and a contractor.

(d)	Music Licensing Payments

As part of its business media operations, Muzak pays performance royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the American Society of Composers, Authors and Publishers (“ASCAP”), Broadcast Music, Inc. (“BMI”), and SESAC. Muzak also licenses rights to re-record and distribute music from a variety of sources such as record companies and publishers when Muzak’s services are provided via recorded media.

(e)	Government Regulations

Muzak provides music services in a few areas in the United States through 928 to 960 megahertz frequencies, as well as subcarrier transmissions via FM radio channels, licensed by the Federal Communications

Commission (“FCC”). Additionally, the FCC licenses the frequencies used by satellites on which Muzak transmits direct broadcast satellite services in the United States.

2.	The Debtors’ Nationwide Franchise Network

Muzak operates a nationwide network of independent affiliates (hereinafter, the “Licensees”). Specifically, Muzak has license agreements with approximately 56 Licensees that operate in approximately 115 business locations (the “License Agreements”). Pursuant to these License Agreements, the Licensees provide services to the Debtors’ customers and to the Licensees’ own customers using the Debtors’ proprietary trademarks, and generate sales of the Debtors’ products and services in their respective defined territories. The Licensees are critical to the Debtors’ business because they have a unique knowledge of the Debtors’ business and are not easily replaceable.

(a)	National Clients

Muzak considers a client to be a “national client” if it has at least 50 business locations that use Muzak products spanning across at least four of Muzak’s defined sales territories. The Licensee Agreements between Muzak and the Licensees provide that before entering into an agreement with a new national client, Muzak must first present the national client and the proposed terms of the agreement to a national sales committee (the “National Sales Committee”) comprised of representatives appointed by the International Planned Music Association (the “IPMA”) and the Debtors. The National Sales Committee votes on whether to accept or reject a new national client, as well as whether to accept or reject the proposed terms of the agreement with the new national client.

National clients include major retail and restaurant chains. To simplify the billing process and make it more convenient for their clients, as well as the Licensees, Muzak utilizes centralized billing for national clients. Specifically, and as opposed to sending payments to each regional Licensee or Muzak location in which a national customer conducts business, national customers consolidate their payments for various locations throughout the country and make one payment to Muzak LLC.

As part of this centralized billing system, all of the Debtors’ and Licensees’ national customers send their payments to a Muzak LLC cash deposit account (the “National Deposit Account”). Following receipt of payments from national customers and on a (bi)monthly basis, the Debtors issue checks from the National Deposit Account to the Licensees on account of (a) recurring monthly music service charges, applicable to national client locations situated in the Licensee’s sales territories (the “Recurring Monthly Charges”) and (b) non-recurring charges related to service, upgrades and installation (the “One-Time Charges,” and together with the Recurring Monthly Charges, the “Licensee Charges”).

Pursuant to Multi-Territory Account Service Agreements (the “Multi-Territory Agreements”) entered into by the national clients and Muzak, Muzak acts as “agent” for the Licensees in the collection of the Licensee Charges. Before remitting the Recurring Monthly Charges to the Licensees, Muzak deducts a series of charges as set forth in the License Agreement between Muzak and the applicable Licensee. These deductions include: (i) services fees (e.g., a central billing fee, which is intended to compensate Muzak for the centralized billing service they provide to the Licensees and national customers); (ii) fees for the production and delivery of custom music or voice messages, (iii) amounts that Muzak was unable to collect from clients or refunded to clients but on account of which the Licensees had already been reimbursed; (iv) sales and similar taxes; and (v) such other deductions as agreed to by the Licensees (collectively, the “Deductions”).

(b)	Local Clients

In addition to the national clients, the Licensees also provide services to local clients, which are generally considered clients whose business locations cover a smaller geographic area than national clients and/or who have fewer than 50 business locations that utilize Muzak’s music products. Some of the local clients do business solely with the Licensees and have no direct relationship with Muzak; other local clients do business solely with Muzak through their regional offices and have no relationship with the Licensees. Some of the local clients, however, do business with both Muzak and one or more Licensees (a “Cross-Territory Client”). Much like the national clients, the Debtors offer the Cross-Territory Clients centralized billing, whereby the clients remit a single monthly payment to the Debtors for services rendered by both Muzak and the Licensees.

The Cross-Territory Clients and Muzak enter into Cross-Territory Account Service Agreements (the “Cross-Territory Agreements”) pursuant to which Muzak acts as “agent” for the Licensees in the collection of the Licensee Charges from the local clients. Except for the centralized bill fee, which is held by the Debtors in a Muzak LLC local deposit account (which is separate and distinct from the National Deposit Account) (the “Local Deposit Account”) and swept into the Debtors’ main concentration account on a monthly basis, the funds received in the Local Deposit Account from the Cross-Territory Clients are held by the Debtors on behalf of the Licensees. The Cross-Territory Clients remit their payments to the Local Deposit Account. Following applicable Deductions, Muzak issues checks from their accounts payable account to the Licensees for all Licensee Charges due and owing to the Licensees.

(c)	Subcontract Services

In addition to the services provided to national clients and Cross-Territory Clients, the Licensees also provide installation, service, maintenance, conversions and upgrade support to Muzak’s clients that are located in the respective Licensee’s defined geographic territory but are not within the Licensee’s book of clients (the “Subcontract Services”). The Licensees perform the Subcontract Services on a one-off, order-by-order basis and send Muzak an invoice upon completion. As such, certain Licensees held prepetition claims on account of the Subcontract Services.

3.	Muzak’s Customers and Competition

Muzak sells its products to a wide variety of businesses, including restaurants, health and fitness centers, department stores, specialty retailers, hotels, supermarkets, business offices, convenience stores, financial institutions, drug stores, manufacturing facilities, medical centers and many other businesses. Muzak has a strong and diverse client base, consisting of over 70% “local” accounts. An account is considered local if the client has fewer than 50 locations, although most of Muzak’s local accounts consist of clients with fewer than ten locations. In 2008, Muzak’s top twenty clients represented approximately 21% of Muzak’s revenues with no single client accounting for more than 4% of revenues. Muzak’s clients typically enter into non-cancelable five-year contracts that renew automatically for five-year terms unless specifically terminated at the initial contract expiration date.

Muzak’s national competitors include, but are not limited to, PlayNetworks, In-Store Broadcasting Network, Trusonic, DMX, Inc. (“DMX”), Premier Retail Networks, Sirius XM Radio, Inc. and the Private Label Radio Division of DMI Music and Media Solutions. In addition to direct competition, Muzak competes with radio broadcasters that provide workplace listening, video services that provide music videos or television programming, and performing rights organizations that license businesses to play CDs, MP3s and satellite radio, among others. Muzak also encounters local competition from music consultants who use technologies such as MP3 players and playlist management software. Muzak provides clients with full service, including delivery, installation, and 24/7 emergency service for questions and product maintenance.

C.	THE DEBTORS’ PREPETITION INDEBTEDNESS

Before the Petition Date, the Debtors had outstanding aggregate long term indebtedness of approximately $462.3 million, consisting primarily of approximately $101.3 million of borrowings under the Prepetition Credit Agreement, $220.0 million in Senior Notes, $115.0 million in Senior Subordinated Notes and $24.245 million in Discount Notes. (Each of the foregoing amounts do not include interest accrued and outstanding as of the Petition Date.) Approximately $436.6 million of the Debtors’ long term funded debt was scheduled to mature in the first quarter of 2009, a fact that contributed heavily to the Debtors’ decision to file the Chapter 11 Cases. For a further discussion of the Debtors’ prepetition indebtedness and its role in the filing of these Chapter 11 Cases, see Article III.E of this Disclosure Statement.

1.	The Prepetition Credit Agreement

On April 15, 2005, Muzak LLC, as borrower, and Muzak Holdings LLC, as parent guarantor, entered into the Prepetition Credit Agreement with Bear Stearns & Co. as sole lead arranger and sole bookrunner, and Bear Stearns Corporate Lending Inc. as administrative and collateral agent (the “Original Agent”) and the Prepetition Lenders. As part of the Prepetition Credit Agreement, the Prepetition Lenders agreed, subject to the terms and conditions set forth in the Prepetition Credit Agreement, to make certain loans to Muzak LLC, including a $105.0 million senior secured term loan facility (the “Prepetition Facility”).3 The obligations of Muzak LLC under the Prepetition Credit Facility are guaranteed by Muzak Holdings LLC and substantially all of Muzak LLC’s direct and indirect subsidiaries, with the exception of Electro-Systems Corporation and Muzak Heart & Soul Foundation, which is a nonprofit organization pursuant to 26 U.S.C. § 501(c)(3).

The obligations under the Prepetition Facility are secured by a first priority security interest in substantially all of Muzak LLC’s assets and the capital stock of Muzak LLC’s subsidiaries (except for Electro-Systems Corporation and the Muzak Heart & Soul Foundation). As of the Petition Date, approximately $101,325,000 remained outstanding under the Prepetition Facility (this amount, in addition to any applicable fees and expenses as required by the Prepetition Facility, the “Prepetition Obligations”).

The Prepetition Facility provides for quarterly installment payments of 0.25% of the original outstanding balance of $105.0 million, beginning in September 2005 until the final maturity date. Before being amended on March 16, 2007, indebtedness under the term loan bore interest at a per annum rate equal to Muzak LLC’s choice of (i) base rate (which is the highest of prime rate and the Federal Funds Rate plus .5%) plus a margin of 3.75% or (ii) LIBOR of one, two or three months, as selected by Muzak LLC, plus a margin of 4.75%.

On March 16, 2007, Muzak LLC amended the Prepetition Facility to extend the maturity date from April 15, 2008 to January 19, 2009 and reduce the applicable margin by 1.0%. The amendment also included a provision for a prepayment penalty of 1.0% if certain events occur before the one year anniversary of the amendment.

On January 18, 2009, Muzak LLC, Muzak Holdings LLC, the Prepetition Agent and the Prepetition Lenders amended the Prepetition Facility for a second time to further extend the maturity date to February 10, 2009. As part of this second amendment, Muzak and the Prepetition Lenders agreed to, among other things, the following: (a) the Eurodollar interest rate was increased from 3.75% to 5.75%, and the base rate was increased from 2.75% to 4.75%, with the increased portions of interest to be paid in kind (“PIK Interest”); provided, however, that PIK Interest would be waived if the Prepetition Obligations were satisfied before July 31, 2009; (b) the Prepetition Lenders waived the right to collect interest at the default rate; (c) the parties agreed to Muzak’s use of the Prepetition Lenders’ cash collateral to the extent a chapter 11 case was commenced (described in more detail in Article IV.A.3); and (d) the Debtors agreed to prepay additional interest in an amount equal to 0.75% of the outstanding principal amount as of January 19, 2009.

As of the Petition Date, the Debtors were current on their scheduled quarterly payments and prepayments under the Prepetition Facility.

2.	The Senior Notes

On May 20, 2003, Muzak LLC and Muzak Finance Corp. issued $220 million in principal amount of 10% senior notes due February 15, 2009, pursuant to the Senior Notes Indenture (the “Senior Notes”). Muzak LLC and Muzak Finance Corp. agreed to pay interest semi-annually on May 15th and November 15th of each year (commencing on November 15, 2003) at a rate of 10% per year. The Senior Notes were scheduled to mature on February 15, 2009.

[3]	On November 12, 2008, the Original Agent resigned as administrative and collateral agent and JPMorgan Chase Bank was appointed successor. Before the Petition Date, The Bank of New York Mellon (the “Prepetition Administrative Agent”) was appointed successor administrative and collateral agent under the Prepetition Credit Facility.

The Senior Notes are general unsecured obligations of Muzak LLC and Muzak Finance Corp. and are subordinate in right of payment to all existing and future secured debt, but senior to the Senior Subordinated Notes and the Discount Notes. The Senior Notes are guaranteed by all of the other Debtors, except Muzak Holdings Finance Corp. and Electro Systems Corporation.

3.	The Senior Subordinated Notes

On March 18, 1999, Muzak LLC (then Audio LLC) and Muzak Finance Corp. issued $115.0 million in principal amount of 9 7/8% senior subordinated notes due March 15, 2009, pursuant to the Senior Subordinated Notes Indenture (the “Senior Subordinated Notes”). Muzak LLC and Muzak Finance Corp. agreed to pay interest semi-annually on March 15th and September 15th of each year, commencing on September 15, 1999, at a rate of 9 7/8% per year. The Senior Subordinated Notes were scheduled to mature on March 15, 2009.

The Senior Subordinated Notes are general unsecured obligations of Muzak LLC and Muzak Finance Corp. and are subordinated in right of payment to all existing and future senior indebtedness of Muzak LLC and Muzak Finance Corp., including the Senior Notes. The Senior Subordinated Notes are not subordinate to trade payables or other general unsecured claims. The Senior Subordinated Notes are guaranteed by all of the other Debtors, except Muzak Holdings Finance Corp. and Electro-Systems Corporation.

4.	The Discount Notes

On March 18, 1999, Muzak Holdings LLC and Muzak Holdings Finance Corp. issued 13% senior discount notes due March 15, 2010, pursuant to the Senior Discount Notes Indenture (the “Discount Notes”), of which $24.245 million in principal amount was outstanding as of the Petition Date. Interest payments are payable semi-annually on March 15th and September 15th of each year to holders of record of the Discount Notes at the close of business on the immediately preceding March 1 and September 1. The Discount Notes were scheduled to mature on March 15, 2010.

The Discount Notes are general unsecured obligations of Muzak Holdings LLC and Muzak Holdings Finance Corp. and are subordinated in right of payment to all existing and future secured debt, the Senior Notes and the Senior Subordinated Notes.

Since Muzak Holdings LLC does not have any operations or assets other than ownership of Muzak LLC and Muzak Holdings Finance Corp., Muzak Holdings LLC is dependent upon distributions from Muzak LLC to pay interest under the Discount Notes. The Prepetition Facility, the Senior Notes and the Senior Subordinated Notes impose restrictions on Muzak LLC’s ability to make distributions to Muzak Holdings LLC; however, these instruments permit Muzak LLC to make payments and distributions to Muzak Holdings LLC in an amount sufficient for Muzak Holdings LLC to make cash interest payments when due, subject, in the case of the Prepetition Facility, to the satisfaction by Muzak LLC of certain financial covenant levels.

5.	Promissory Notes

On February 24, 1999, Muzak LLC (then Audio LLC) assumed approximately $2.4 million in principal amount of promissory notes (the “Promissory Notes”) in connection with the acquisition of Electro Systems Corporation by Audio LLC, pursuant to that certain Stock Purchase Agreement entered into on February 18, 1999 between Audio LLC, as buyer, and Carolina Georgia Sound, Inc., as seller. The Promissory Notes assumed are payable to six individuals (Bronwen Dukate, Laurence Dukate, Daphne Dukate, Daphne Clark, Adrian L.D. Cameron and Alyssa Davis (the “Individual Shareholders”)), each bearing interest at 9.887% (except for the Promissory Note payable to Laurence Dukate, which bears interest at 8.0%). Interest and principal payments are required in equal monthly installments for 125 months beginning on the first payment date of June 10, 1996. Following that 125 month period, the interest rate increases to 10% per annum, to be paid in equal monthly installments for a period of 115 consecutive months until payment is made in full.

The Promissory Notes are secured by a grant to the Individual Shareholders of a first priority lien upon all of Electro Systems Corporation’s personal property, including accounts receivable, general intangibles, inventory, equipment and contract rights and the products and proceeds thereof.

6.	Preferred Stock

Muzak Holdings LLC’s Fourth Amended and Restated LLC Agreement authorized the issuance of Series A Preferred Units, other Preferred Units, Class A Units, Class A-1 Units, Class A-2 Units, Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units. As of the Petition Date, approximately 85,000 Series A Preferred Units and approximately 145,000 common units remained outstanding. The Debtors do not trade any of their securities on an established trading market.

D.	THE DEBTOR’S MANAGEMENT

1.	The Debtors’ Board of Directors

Each of Muzak Holdings LLC, Muzak LLC, Muzak Holdings Finance Corporation and Muzak Finance Corporation have a five-member board of directors, consisting of two appointees of ABRY (which holds common shares), two appointees of Banc of America Capital Investors, L.P. (which holds preferred shares) and the Chief Executive Officer.

2.	The Debtors’ Principal Officers

The Debtors’ management team is comprised of the following individuals:

Stephen P. Villa. Mr. Villa has been Muzak’s Chief Executive Officer since July 2006 and a director since October 2001. Before July 2006, he served as Muzak’s Chief Operating Officer since October 2001, and had been Muzak LLC’s Chief Financial Officer since September 2000. He has also served as Muzak LLC’s Treasurer since September 2005. He served as the Chief Financial Officer and Treasurer of Frisby Technologies, Inc., from April 1998 to September 2000. From January 1997 to March 1998, Mr. Villa was the controller of Harman Consumer Group, an operating company of Harman International, Inc., which sells consumer electronic products. Mr. Villa also held numerous positions with Price Waterhouse LLP in their New York and Paris offices.

Dodd Haynes. Mr. Haynes has served as Muzak’s Chief Financial Officer since December 2006. He served as Vice President of Internal Audit and Loss Prevention at Family Dollar Stores, a NYSE listed retailer, from December 2004 to December 2006. Before Family Dollar, Mr. Haynes also served in various executive and managerial positions within Goodrich Corporation of Charlotte. From January 2003 to July 2004 he was the Vice President of Finance and Controller for the Customer Service Division, Director of Business Development (Mergers and Acquisitions) from December 2000 to December 2002 and Director of Accounting, Engineered Industrial Products Segment from July 1999 to December 2000. Mr. Haynes also held numerous positions with Price Waterhouse LLP.

Thomas J. Gantert. Mr. Gantert has been Muzak LLC’s Chief Operating Officer since July 2006. He previously served as the Senior Vice President of Operations from October 2004 to July 2006 and served as Muzak LLC’s Vice President of Field Operations from May 2004 to October 2004. From October 2002 to May 2004, he served as the regional general manager of Muzak LLC’s Denver, Dallas, Houston, Kansas City, and Omaha offices. From March 1999 to October 2002, Mr. Gantert served as the Regional Vice President of Muzak LLC’s California, Portland, Seattle, Denver, Phoenix, Salt Lake City and Boise offices. From December 1986 to March 1999, he held various positions at Old Muzak.

Frank Messana. Mr. Messana accepted the position of Muzak LLC’s General Counsel, Vice President and Secretary effective September 2009. From January 2006 to August 2009, Mr. Messana served as Muzak LLC’s Vice President, Client & Team Member Services and from July 2000 to December 5005, he served as the Vice President of Team Member Services. Before joining Muzak LLC, Mr. Messana spent over 20 years in the automotive and aerospace industries on a national and international basis in a variety of executive and managerial positions, including serving as the General Counsel and Vice President of Human Relations for a multinational company in the automotive industry.

E.	EVENTS LEADING TO THE CHAPTER 11 FILING

From an operational standpoint, the filing of the Chapter 11 Cases was largely unnecessary. Although the global economic crisis caused a reduction in business spending and overall demand for business media products, Muzak continued to generate positive cash flow from operations in 2008. The Chapter 11 Cases, however, were the result of significant legacy indebtedness and the maturity of nearly all of Muzak’s funded indebtedness in the first quarter of 2009, which happened to coincide with a nearly unprecedented economic recession and saw access to credit for many businesses essentially disappear.

1.	Acquisition Financing Left the Debtors Over-Leveraged

The Debtors’ capital structure was formed in connection with the merger of Audio LLC and Old Muzak and the creation of Muzak LLC. The proceeds from the issuance of the Senior Subordinated Notes and the Discount Notes were used primarily to (i) finance the merger consideration and repurchase or repay outstanding indebtedness of Old Muzak and certain of its affiliates, (ii) pay consideration for acquisitions of franchises, and (iii) to pay related fees and expenses. The proceeds from the issuance of the Senior Notes were used primarily to (i) repay existing outstanding term and revolving loans and associated interest under the then existing senior credit facility, (ii) pay related fees and expenses, and (iii) to repurchase outstanding indebtedness of Muzak. This accumulation of acquisition financing coupled with the Debtors’ borrowing under the then exiting senior credit facility left the Debtors with a significant amount of indebtedness.

A portion of the proceeds from borrowings under the Prepetition Credit Agreement was used to repay the then existing outstanding term and revolving loans and associated interest and to collateralize outstanding letters of credit under the then existing senior credit facility, and to pay related fees and expenses. The then existing senior credit facility was subsequently terminated.

Though the Debtors repaid the existing senior credit facility with a portion of the borrowings made under the Prepetition Credit Agreement, this additional debt increased pressure on the Debtors’ already highly-leveraged balance sheet, leaving them increasingly vulnerable to adverse market conditions and the unanticipated consequences of any unsuccessful mergers or combinations.

2.	Proposed Merger Transaction with DMX.

Before the Petition Date, the Debtors explored several restructuring alternatives, including a potential merger involving Muzak’s competitor, DMX, and subsequent sale to a third party. The Debtors planned to address the impending maturities of their funded debt as part of their proposed consolidation or combination with DMX.

On April 12, 2007, Muzak announced that it was exploring a potential merger or combination with DMX, contingent on a sale of the combined entity to a third-party buyer following clearance by federal regulators. The parties submitted a request to the Department of Justice (“DOJ”) for antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On April 7, 2008, the DOJ authorized the merger.

With the antitrust review complete and preliminary interest high, Muzak, together with its financial advisor Moelis & Company LLC, began contacting interested parties in June 2008 and coordinating a formal solicitation process for the combined Muzak/DMX entity. Muzak provided various parties with a confidential information memorandum and access to an electronic dataroom that included confidential financial and operations information concerning Muzak and DMX.

In August and September of 2008, Muzak met with several interested parties to discuss the merged entity and sale, answer specific questions relating to financial and operational performance and provided access to additional confidential financial and operational information. During this time, Muzak and DMX operated independently and continued to compete and to provide their respective products and services to current customers and clients.

Following the diligence period, several bids emerged for the combined Muzak/DMX entity. As the Debtors and their advisors moved forward with the sale process, however, the downturn in the U.S. credit markets and the global economy worsened. As a result, the proposals for the combined Muzak/DMX entity either disappeared entirely or were drastically reduced. Despite the fact that Muzak and DMX pursued a sale for over two years, and the ultimate sale could have resulted in the extinguishment and/or refinancing of Muzak’s outstanding indebtedness, with various debt maturities approaching, the pursuit of the sale no longer made business sense for Muzak or its stakeholders. Thus, Muzak abandoned its proposed merger efforts and turned its attention to the upcoming indebtedness maturities.

3.	Maturity of the Debtors’ Indebtedness

Approximately $436.6 million of the Debtors’ long term debt was scheduled to mature in the first quarter of 2009. As previously stated, the Debtors planned to address these impending maturities as part of the proposed consolidation or combination with DMX. It became evident that pursuing the DMX transaction was not a prudent option at that time, however, because of the overall global economic condition and loss of value in proposed offers. Thus, beginning in late 2008 and into January 2009, the Debtors shifted their focus to the approaching maturities of their funded debt.

As stated above, the second amendment to the Prepetition Facility extended the maturity date through February 10, 2009. The Debtors used this period of time to attempt to jumpstart discussions regarding a consensual restructuring of their financial obligations.

Although the Debtors and their advisors engaged in extensive discussions with their Prepetition Lenders and holders of the Senior Notes and the Senior Subordinated Notes about the possibility of extending scheduled debt maturities, the Debtors were unable to reach an agreement that would avoid a default under their indebtedness obligations. Unable to garner support from their debt holders for a maturity extension to outlast the economic downturn and potentially realize the merger and sale of the combined Muzak/DMX entity when the credit markets revitalized, the Debtors were left with no choice but to pursue a restructuring through chapter 11.

IV.

EVENTS DURING THE CHAPTER 11 CASES

A.	FIRST DAY MOTIONS AND OTHER RELIEF

On February 10, 2009, in the face of the maturity of the Prepetition Credit Agreement, each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Well in advance of and immediately following the Petition Date, the Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with, among others, vendors, customers, employees and utility providers that the Debtors believed could be impacted by the commencement of these Chapter 11 Cases. As a result of these initial efforts, and through a well designed communications plan and package of “first-day” relief as part of the Chapter 11 Cases, the Debtors were able to minimize, as much as practicable, the negative impacts resulting from the commencement of these Chapter 11 Cases.

On the Petition Date, the Debtors filed a number of motions (collectively referred to herein as the “First Day Motions”) with the Bankruptcy Court. At a hearing on February 12, 2009, the Bankruptcy Court entered several orders to, among other things: (i) prevent interruptions to the Debtors’ business; (ii) ease the strain on the Debtors’ relationships with certain essential constituents, including employees, vendors, customers and utility providers; (iii) provide access to much needed working capital; and (iv) allow the Debtors to retain certain advisors to assist them with the administration of the Chapter 11 Cases (each, a “First Day Order”).

Further, to facilitate a smooth and efficient administration of these Chapter 11 Cases, the Bankruptcy Court entered certain “procedural” First Day Orders, including an order directing the joint administration of the Debtors’ Chapter 11 Cases.

The summaries of the motions and orders described throughout this Disclosure Statement are not a substitute for a complete understanding of the underlying motions, applications or the resulting orders. You are urged to review the full text of all motions and orders, which are available for your review by visiting http://chapter11.epiqsystems.com/muzak.

1.	Stabilizing Operations

Recognizing that any interruption of the Debtors’ business, even for a brief period of time, would negatively impact their operations, customer relationships, revenue and profits, the Debtors filed a number of First Day Motions to help facilitate a stabilization of their business operations and effectuate, as much as possible, a smooth transition into operations as debtors in possession. Specifically, in addition to certain orders discussed in greater detail below, the Debtors sought and obtained First Day Orders authorizing the Debtors to:

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maintain and administer customer programs and honor their obligations arising under or relating to those customer programs, including promotional offers, refunds, and equipment maintenance, warranty and trade-in programs;

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pay prepetition wages, salaries, commissions, bonuses and other compensation, reimbursable employee expenses and employee medical and similar benefits, and continue employee compensation and benefits programs;

•	determine adequate assurance for future utility service and establish procedures for utility providers to object to the proposed assurance;[4]

[4]	On February 12, 2009, the Bankruptcy Court entered an interim order determining adequate assurance of payment for future utility services, which was made final on March 12, 2009.

•	continue insurance coverage and enter into new insurance policies, if necessary, and continue existing premium financing agreements and enter into new premium financing agreements, if necessary;

•	maintain their existing Cash management systems, bank accounts and other business forms; and

•	remit and pay certain taxes and fees.

2.	Critical Trade Relief

To prevent the imposition of the automatic stay from disrupting their business and to ensure continued deliveries on favorable credit terms, the Debtors sought and obtained Bankruptcy Court approval to pay a portion of the prepetition claims of certain vendors, licensors, lien claimants and third-party service providers (the “Critical Vendors”) whom the Debtors believed were essential to the ongoing operation of their business. The Debtors were able to condition payments of these prepetition claims on the execution by the recipient vendor or service provider of a trade agreement, which, among other things, included certain provisions to ensure that the Debtors would receive customary trade terms throughout the pendency of these Chapter 11 Cases (and which would not be the case if the Debtors had been forced to wait until Plan Confirmation to make such payments). On February 12, 2009, the Bankruptcy Court entered an interim order authorizing payment of prepetition claims to Critical Vendors in an amount not to exceed $850,000. On March 12, 2009, the Bankruptcy Court entered a final order authorizing payment of prepetition claims to Critical Vendors in an amount not to exceed $1.7 million (the “Critical Vendor Order”).

(a)	The Critical Vendors

The Critical Vendors are generally sole source vendors that supply, among other things, computer hardware and software, such as satellite receivers, speakers and voice equipment that are used in the Debtors’ products and are only available from the identified supplier. The Debtors also designated as Critical Vendors music licensors (the “Licensors”), who grant the Debtors various music licenses that are required in order for the Debtors to create and deliver their music products, and certain lien claimants that are essential to the Debtors’ day-to-day operations and that may have liens on assets of the Debtors or of the Debtors’ clients under applicable non-bankruptcy law. To that end, the Debtors identified the following three categories of Critical Vendors with prepetition claims for potential payment:

•	approximately 12 Sole Source Vendors who are critical to the Debtors’ business operations;

•	approximately 12 Licensors; and

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contractors, maintenance providers, shippers and warehousemen who may be entitled to assert various lien claims under applicable non-bankruptcy laws in the event of non-payment by the Debtors (the “Lien Claimants”).

(b)	Licensees

In addition to the foregoing Critical Vendors, the Critical Vendor Order also granted the Debtors express authority to honor any and all prepetition payments due and owing to their Licensees. As discussed in Article III.B.2, the Licensees provide services to the Debtors’ customers and to the Licensees’ own customers using the Debtors’ proprietary trademarks, and generate sales of the Debtors’ products and services in their respective defined territories. The Critical Vendor Order enabled the Debtors to preserve their ordinary course relationship with the Licensees by permitting the Debtors to honor all payments, both pre- and postpetition, due and owing to the Licensees.

The Debtors believe that, following applicable Deductions (defined in Article III.B.2), the Debtors hold the cash in the National Deposit Account and Local Deposit Account in trust for the Licensees, and that these funds are not property of the Debtors’ estates. Moreover, the Prepetition Lenders have acknowledged this as part of Amendment No. 2 to the Senior Secured Credit Agreement, dated as of January 18, 2009. As of the Petition Date, the Debtors owed the Licensees approximately $2.3 million. The Critical Vendor Order permitted the Debtors to honor this amount to the Licensees.

Since obtaining Bankruptcy Court approval to pay the Licensees, Muzak has undertaken discussions with the IPMA, the Licensees’ representative body, about the terms and conditions of a new franchise agreement that will govern the fee structure between Muzak and the Licensees. Muzak believes that the continuation of Muzak’s franchise system is important to its future success, and toward that end, Muzak recommends the assumption of the Licensee’s current agreements. Such assumption is an expression of confidence by Muzak in the progress and general tenor of the current negotiations and discussions between Muzak, the Licensees, and the IPMA on the terms and conditions that will govern their go-forward relationship upon expiration of the current agreements. Both the Licensees and Muzak are focused on insuring that their future relationship recognizes the need for efficiency, responsiveness and flexibility in order to best serve existing and future clients of the franchise system. While negotiations are on-going and Muzak cannot assure the ultimate outcome of such negotiations, the IPMA’s recognition of both Muzak’s goals and the realities of the current marketplace suggest that these negotiations will continue to be fruitful.

The Debtors continue to make efforts to maintain its longstanding relationship with its Licensees. Most recently, on April 22, 2009, Muzak held a “national sales meeting” at its Fort Mill headquarters and many key Licensees, including those instrumental in the IPMA leadership, were in attendance. The Debtors continue to provide Mr. Hood, their consultant, with the information necessary for him to complete his review of the fee structure so that they can advance and conclude discussions with the Licensees and the IPMA.

3.	Use of Cash Collateral

A critical goal of the Debtors’ business stabilization efforts was to ensure the Debtors maintained sufficient liquidity to operate their business during the pendency of these Chapter 11 Cases. Since the Debtors had cash on hand of approximately $22.4 million before the filing of the chapter 11 petitions, the Debtors did not believe postpetition financing was necessary. The Prepetition Lenders, however, had a security interest in the Debtors’ cash accounts, and therefore substantially all of the Debtors’ cash on hand was considered “cash collateral” under section 363 of the Bankruptcy Code and, therefore, required the Prepetition Lenders’ consent or an order of the Bankruptcy Court for continued use.

In connection with their prepetition discussions of a possible consensual restructuring of the Debtors’ funded debt, the Debtors and the Prepetition Lenders agreed on the terms of the use of the Debtors’ cash collateral during the Chapter 11 Cases. At the interim hearing held on February 12, 2009, the Bankruptcy Court approved a consensual interim order for the use of cash collateral and related adequate protection provisions for the benefit of the Prepetition Lenders [Docket No. 31] (the “Interim Order”). The terms of the Interim Order included, without limitation, (i) priority adequate protection liens and superpriority Allowed Administrative Claims, (ii) current Cash payments of interest accruing under the Prepetition Credit Agreement at the non-default rate and (iii) payment of the fees, costs and expenses of the Prepetition Administrative Agent and certain of the Prepetition Lenders, such as attorneys’ fees and financial advisor fees.

The Interim Order also included the following “milestones”: (a) obtain a final order authorizing the use of cash collateral on or before 40 days after the Petition Date; (b) file a plan and disclosure statement, the form and substance of which are acceptable to the Prepetition Agent and certain of the Prepetition Lenders, on or before May 5, 2009; (c) obtain an order approving a disclosure statement, the form of which order and the form and substance of which disclosure statement shall be acceptable to the Prepetition Agent and certain of the Prepetition Lenders, on or before June 15, 2009; and (d) obtain a final order confirming a plan, the form and substance of which order and plan shall be acceptable to the Prepetition Agent and certain of the Prepetition Lenders, on or before August 9, 2009 (the “Milestones”).

Following entry of the Interim Order and appointment of the Committee, the Debtors, Prepetition Lenders and the Committee engaged in a discussion and negotiation concerning the terms of the proposed final order authorizing the Debtors’ use of cash collateral. These discussions were fruitful and, after incorporating comments from the Committee, the parties were able to achieve a consensual order authorizing use of cash collateral on a final basis, which was approved by the Bankruptcy Court on March 12, 2009 [Docket No. 133] (the “Final Cash

Collateral Order”). Among other things, the Final Cash Collateral Order granted the Committee the right, upon written notice, to extend the Milestones as follows: (a) file a plan and disclosure statement on or before June 9, 2009; (b) obtain an order approving a disclosure statement on or before July 20, 2009; and (c) obtain a final order confirming a plan on or before September 14, 2009 (the “Amended Milestones”). On April 20, 2009, the Committee notified the Debtors and the Prepetition Lenders in writing of the extension of the Milestones.

The Final Cash Collateral Order also requires the Debtors to use commercially reasonable efforts to find the necessary capital on reasonable terms, through exit financing or otherwise, to pay the prepetition claims of the Prepetition Lenders in full in cash on the effective date of any plan. See Final Cash Collateral Order, ¶ 11(e).

Following entry of the Final Cash Collateral Order, the Debtors pursued discussions with their case constituencies in an effort to effectuate a restructuring of their outstanding indebtedness. With the first of the Amended Milestones approaching, the Debtors approached the Prepetition Lenders to request additional time to negotiate the terms of their chapter 11 reorganization and to continue their efforts – which were well underway – to canvass the credit market (as required by the Final Cash Collateral Order) to find the necessary capital on reasonable terms to pay the Prepetition Obligations in full in cash on the effective date of any Plan. With the Prepetition Lenders’ support and consent, on June 5, 2009, the Debtors filed a motion to approve a consensual amendment to the Final Cash Collateral Order. On June 16, 2009, the Bankruptcy Court entered an order, among other things, amending the final order approving the cash collateral and related adequate protection provisions for the benefit of the Prepetition Lenders extending the Amended Milestones [Docket No. 344] (the “Amended Cash Collateral Order”). The Amended Milestones were extended as follows: (a) file a plan and disclosure statement by August 10, 2009; (b) obtain approval of a disclosure statement on or before September 21, 2009; (c) obtain a final order confirming a plan by November 16, 2009.

In addition, the Amended Cash Collateral Order provides that if the Debtors did not file a chapter 11 plan and related disclosure statement on or before August 10, 2009, the Debtors were required to make a cash payment to the Prepetition Lenders in the amount of $5 million to be applied towards the principal balance outstanding under the Prepetition Facility. The Amended Cash Collateral Order further provides that, upon the Debtors’ payment of the $5 million, the plan milestones will be extended by an additional 30 calendar days. Finally, the Amended Cash Collateral Order provides that in no event will the period in which the Debtors may use cash collateral extend beyond December 50, 2009.

On August 11, 2009, in accordance with the foregoing terms and conditions of the Amended Cash Collateral Order, the Debtors made a $5 million cash payment to the Prepetition Lenders after the Debtors determined, in consultation with the board of directors and certain of their major creditor constituencies, not to file a chapter 11 plan and disclosure statement. As a result, the “milestones” under the Amended Cash Collateral Order were each extended 30 days. As a result, the Debtors were required under the Amended Cash Collateral Order to file the Plan and Disclosure Statement on or before September 9, 2009.

On November 2, 2009, the Court entered an order (the “Second Amended Cash Collateral Order”) further extending the use of cash collateral and the “milestone” deadlines [Docket No. 622]. The Second Amended Cash extended the milestones by which the Debtors must obtain a final order confirming a plan until January 15, 2010.

The use of cash collateral has allowed the Debtors to, among other things: (a) continue their business in an orderly manner; (b) maintain their valuable relationships with vendors, licensees, licensors, suppliers, customers and employees; and (c) support their working capital, general corporate and overall operational needs—all of which were necessary to preserve and maintain the going-concern value of the Debtors’ business and, ultimately, help ensure a successful reorganization.

4.	Removal of Civil Actions

On April 24, 2009, the Debtors filed a motion seeking entry of an order extending the Debtors’ time period to remove certain civil actions pending in various state and federal courts (the “Civil Actions”) through and including September 8, 2009 (the “Removal Period”), without prejudice to the Debtors’ right to request further extensions of the Removal Period as the circumstances may require (the “First Removal Motion”) [Docket No. 260]. On May 13, 2009, the Bankruptcy Court entered an order approving the First Removal Motion [Docket No. 287].

On September 8, 2009, the Debtors filed a motion seeking entry of an order further extending the Removal Period through and including December 7, 2009, without prejudice to the Debtors’ right to request further extensions of the Removal Period as the circumstances may require [Docket No. 461].

B.	RETENTION AND COMPENSATION OF DEBTORS’ PROFESSIONALS

To assist the Debtors in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, the Bankruptcy Court approved the retention of the following advisors:

•	Kirkland & Ellis LLP (“K&E”), as lead bankruptcy counsel, nunc pro tunc to the Petition Date [Docket No. 142, March 16, 2009].

•	Klehr, Harrison, Harvey, Branzburg & Ellers LLP (“Klehr Harrison”), as bankruptcy co-counsel, nunc pro tunc to the Petition Date [Docket No. 216, April 7, 2009].

•	Moelis & Company LLC (“Moelis”), as investment banker and financial advisor [Docket No. 215, April 7, 2009].

•	PricewaterhouseCoopers LLP (“PWC”), as accounting and tax advisor [Docket No. 244, April 16, 2009].

•	Epiq Bankruptcy Solutions, LLC (“Epiq”), as Voting and Claims Agent in these Chapter 11 Cases [Docket No. 40, February 12, 2009].

•	KPMG LLP (“KPMG”), as tax and accounting advisor [Docket No. 492, September 18, 2009].

On March 12, 2009, the Debtors obtained an order approving and establishing procedures for the retention and compensation of certain professionals utilized in the ordinary course of the Debtors’ business and certain service providers in the ordinary course of business [Docket No. 128]. Also on March 12, 2009, the Court entered an order authorizing the interim compensation and reimbursement of expenses for the Debtors’ professionals, professionals retained by the Committee and Committee Members [Docket No. 127], which was amended on April 24, 2009 [Docket No. 252].

On June 17, 2009, the Bankruptcy Court entered the Order Establishing A Fee Review Committee and Approving Protocols Related Thereto [Docket No. 346] (the “Fee Review Order”). The Fee Review Order established a fee review committee for the purpose of review fee applications submitted by the Retained Professionals, “in furtherance of the goal to regulate and maintain professional fees incurred in the Chapter 11 Cases without compromising the quality of the representation provided by each Retained Professional.” See Exhibit A to Fee Review Order.

C.	THE STATUTORY COMMITTEE OF UNSECURED CREDITORS

1.	Appointment of the Committee

On February 20, 2009, the U.S. Trustee appointed the Committee pursuant to section 1102 of the Bankruptcy Code. The members of the Committee include: (a) Bronwen M. DuKate; (b) MFC Global Investment Management; (c) Wells Fargo Bank, N.A., as Indenture Trustee; (d) U.S. Bank National Association, as Indenture Trustee; (e) HSBC Bank USA, N.A., as Indenture Trustee; (f) Dish Network LLC; and (g) Monarch Alternative Capital LLC.

On April 16, 2009, the Committee retained the following professionals to assist in these Chapter 11 Cases: (a) Akin Gump Strauss Hauer & Feld LLP, as co-counsel [Docket No. 241]; (b) Dorsey & Whitney LLP, as co-counsel [Docket No. 240]; (c) FTI Consulting, Inc., as financial advisor [Docket No. 242]; and (d) The Garden City Group, Inc., as website administration agent [Docket No. 243].

2.	Meeting of Creditors

The meeting of creditors pursuant to section 341 of the Bankruptcy Code was held on March 12, 2009 at the J. Caleb Boggs Federal Building in Wilmington, Delaware. The meeting was continued and completed on April 15, 2009. In accordance with Bankruptcy Rule 9001(5) (which requires, at a minimum, that one representative of the Debtors appear at the meeting of creditors for the purpose of being examined under oath by a representative of the U.S. Trustee and by any attending parties in interest), R. Dodd Haynes, Chief Financial Officer of the Debtors, as well as counsel to the Debtors, attended the meeting and answered questions posed by the U.S. Trustee and other parties in interest present at the meeting.

3.	Committee Participation Throughout These Chapter 11 Cases

Since the formation of the Committee, the Debtors have kept the Committee informed about their business operations and have sought the concurrence of the Committee in connection with certain actions and transactions taken by the Debtors outside of the ordinary course of business. Most importantly, the Debtors and the Plan Sponsors, engaged in extensive, arm’s-length discussions and negotiations concerning the Debtors’ restructuring and the Plan, including the allocation of recoveries under the Plan, and reached consensus that led to the Committee’s agreement to support the Plan.

D.	FILING OF THE SCHEDULES AND CLAIMS MATTERS

1.	Filing of the Schedules

On March 27, 2009, each of the Debtors filed Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code. On May 18, 2009, Muzak LLC filed Amended Schedules of Assets and Liabilities and Amended Schedules of Executory Contracts and Unexpired Leases.

2.	Establishment of the Claims Bar Date

On May 13, 2009, the Bankruptcy Court entered an order establishing (i) July 2, 2009 as the Bar Date for filing proofs of claim and requests for payment of administrative claims under section 503(b)(9) of the Bankruptcy Code and (ii) August 10, 2009 as the Governmental Bar Date [Docket No. 286] (the “Claims Bar Date Order”).

In accordance with the Claims Bar Date Order, written notice of the Bar Date and Governmental Bar Date was mailed to, among others, all known creditors listed on the Schedules. The Claims Bar Date Order was served on all parties who had filed requests for notices under Bankruptcy Rule 2002 as of the date the Claims Bar Date Order was entered. In addition to providing mailing the actual notice to all parties in interest, the Debtors also published notice of the Claims Bar Date in the Wall Street Journal (South Atlantic Region) and in certain regional newspapers and/or trade journals, including The Enquirer Herald, Fort Mill Times, The Herald, The Charlotte Observer, Charlotte Business Journal, Billboard Magazine, R&R Magazine.

3.	Administrative Claims Bar Date

A deadline by which Parties asserting Claims with administrative expense priority must be filed with the Bankruptcy Court has not been established as of the date of this Disclosure Statement (with the exception of claims asserted pursuant to section 503(b)(9) of the Bankruptcy Code, which, as noted above, are subject to the Claims Bar Date). Instead, the Debtors are requesting that the Bankruptcy Court fix such a date as part of the Confirmation of the Plan.

4.	Objections to Claims

The Debtors are in the process of reviewing all claims filed in the Chapter 11 Cases. In connection with this review, on September 25, 2009, the Debtors filed (i) the First Omnibus Objection to Claims (Non-Substantive)

to Claims Pursuant to 11 U.S.C. § § 501(a) and 502(b) and Fed. R. Bankr. P. 3003(c)(2) and 3007 to Certain Duplicate Claims, Amended Claims, Wrong Debtor Claims, Satisfied Claims and Equity Claims [Docket No. 520] (the “First Claims Objection”) and (ii) the Second Omnibus Objection (Substantive) to Claims Pursuant to 11 U.S.C. § § 501(a) and 502(b), Fed. R. Bankr. P. 3003(c)(2) and 3007 to Certain No Liability Claims, Reduced Claims and Insufficient Documentation Claims [Docket No. 521] (the “Second Claims Objection”). Both the First Claims Objection and the Second Claims Objection are scheduled to be heard by the Court at the omnibus hearing on October 27, 2009.

E.	EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the commencement date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization. Pursuant to section 1122 of the Bankruptcy Code, however, a court may extend these periods upon request of a party in interest and “for cause.” The 120-day exclusive filing period cannot be extended beyond a date that is 18 months after an order for relief is entered (in this case, the Petition Date), and the 180-day exclusive solicitation period cannot be extended beyond a date that is 20 months after an order for relief is entered.

The Debtors’ initial exclusive periods to file a plan and solicit acceptances of a plan were set to expire on June 10, 2009 and August 10, 2009, respectively. On May 29, 2009, the Debtors filed a motion with the Bankruptcy Court seeking to extend their exclusive filing period to September 8, 2009 and their exclusive voting period to November 9, 2009 [Docket No. 317]. The Court entered an order approving this motion on June 15, 2009 [Docket No. 337].

On September 8, 2009, the Debtors filed a motion seeking entry of an order extending the Exclusive Periods for 90 days, through and including December 7, 2009 and February 8, 2010, respectively, in each instance without prejudice to the Debtors’ right to request further extensions of the Exclusive Periods as the circumstances may require [Docket No. 460]. A hearing to consider the Debtors’ most recent extension of the Exclusive Periods is scheduled for October 27, 2009. Pursuant to Local Bankruptcy Rule 9006-2, the Debtors’ exclusive period to file a chapter 11 plan is automatically extended the Court acts on the motion without the necessity for the entry of a bridge order.

F.	DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY

Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors have to assume or reject unexpired leases of nonresidential real property was scheduled to expire on June 10, 2009, unless extended by order of the Bankruptcy Court. To that end, on May 12, 2009, the Debtors filed a motion with the Bankruptcy Court requesting authority to extend this deadline through September 10, 2009 [Docket No. 284]. The Court entered an order approving this motion on June 23, 2009 [Docket No. 367].

On August 14, 2009, the Debtors filed a motion seeking entry of an order pursuant to section 365 of the Bankruptcy Code (a) authorizing the Debtors to assume, or amend and assume certain unexpired leases of nonresidential real property, (b) setting cure amounts with respect to the Assumed Leases and (c) extending the time period within which the Debtors must assume or reject certain unexpired leases of nonresidential real property [Docket No. 437] (the “First Assumption Motion”). The First Assumption Motion included 48 leases that the Debtors sought to assume, or amend and assume. The Court entered an order granting the First Assumption Motion on September 9, 2009 [Docket No. 465].

On August 21, 2009, the Debtors filed a motion seeking entry of an order (a) authorizing the Debtors to assume certain unexpired leases of nonresidential real property and (b) setting cure amounts with respect thereto [Docket No. 447] (the “Second Assumption Motion”). The Second Assumption Motion included three leases that the Debtors sought to assume. The Court entered an order granting the Second Assumption Motion on September 9, 2009 [Docket No. 464].

On August 28, 2009, the Debtors filed a motion seeking entry of an order authorizing the Debtors to amend and assume an unexpired lease of nonresidential real property with Lakemont Industrial Holding Company and setting the cure amount with respect thereto [Docket No. 453] (the “Home Office Motion”). The Home Office Motion sought approval of the fourth amendment to the lease agreement with respect to the Debtors’ corporate headquarters in Fort Mill, South Carolina, which provides the Debtors with ten months of free rent in exchange for assumption of the lease and a six month lease term extension. The Court entered an order granting the Home Office Motion on September 18, 2009 [Docket No. 491].

In addition, and as set forth in the First Assumption Motion, the Debtors negotiated the consent of 25 landlords to extend the time period within which the Debtors may assume or reject leases of nonresidential real property, as required by Bankruptcy Code section 365(d)(4)(B)(ii). On September 8, 2009, the Debtors filed a certification of counsel regarding the consent to extension of the time period within which the Debtors must assume or reject certain unexpired leases of nonresidential real property [Docket No. 459] (the “Lease COC”). As part of the Lease COC, the Debtors represented to the Court that, with respect to the 25 landlords who consented to extend the time period during which the Debtors may assume or reject leases of nonresidential real property, the consent requirements of section 365(d)(4)(B)(ii) of the Bankruptcy Code had been satisfied.

On October 9, 2009, the Debtors filed a motion to assume five of the leases of nonresidential real property that were listed on the Lease COC as being subject to an extension of the time period within which the Debtors must assume certain unexpired leases of nonresidential real property [Docket No. 545] (the “Third Assumption Motion”). The Court entered an order granting the Third Assumption Motion on October 27, 2009 [Docket No. 613].

G.	EXIT FINANCING EFFORTS

As noted above, the Final Cash Collateral Order requires the Debtors to use commercially reasonable efforts to find the necessary capital on reasonable terms, through exit financing or otherwise, to pay the prepetition claims of the Prepetition Lenders in full in cash on the effective date of any plan. See Final Cash Collateral Order, ¶ 11(e). The Debtors are also required to advise the Prepetition Lenders of their efforts to locate a source of this funding.

Mindful of their obligations, and as part of their overall goal of achieving a consensual restructuring, Moelis, the Debtors’ financial advisor, began a targeted campaign to canvass the market for potential exit lenders. Shortly after the Petition Date, Moelis, with the input of the advisors to the Prepetition Lenders, formulated a list of 62 potential lenders, including traditional institutional lenders and private funds. Moelis contacted each of the 62 lenders to describe the opportunity in general terms and assess overall interest. In addition, Moelis was approached by approximately seven potential lenders requesting information. Parties who expressed interest were asked to execute a confidentiality agreement and were sent a teaser that included summary financial and background information.

Several confidentiality agreements were executed. Parties who signed confidentiality agreements were immediately provided access to the Debtors’ online dataroom so that they could begin their diligence. Moelis and the Debtors also participated in diligence calls and meetings with some parties upon request. Of the parties who executed confidentiality agreements, Moelis received certain non-binding letters of intent (the “LOIs”) from institutional lenders and hedge funds.

Following the filing of the Joint Plan of Reorganization of Muzak Holdings LLC and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code on September 9, 2009 [Docket No. 466], Moelis reached out to a subset of the initial group of 62 potential exit lenders, including each of those who executed confidentiality agreements, to resolicit interest in a potential transaction in light of the Debtors’ proposed Plan. Based on these renewed efforts, the Debtors received several revised LOIs.

In accordance with the terms of the Amended Cash Collateral Order, on June 25, 2009, the Debtors filed the Motion of the Debtors for Entry of an Order Authorizing, But Not Directing, the Debtors to Pay Certain Exit Financing-Related Diligence Fee and Expenses [Docket No. 325], pursuant to which the Debtors sought authority to pay work fees (the “Work Fees”) and reasonable expenses to potential exit lenders in connection with their search to procure financing that would satisfy the Claims of the Prepetition Lenders in full in cash on the Effective Date. The

Order Authorizing, But Not Directing, the Debtors to Pay Exit Financing Diligence Fees and Expenses was entered on September 22, 2009 [Docket No. 507]. Pursuant to this Order, on September 29, 2009, the Debtors provided electronic notice to the U.S. Trustee, counsel to the Committee, counsel to the Prepetition Lenders, counsel to the Ad Hoc Group of Senior Noteholders and counsel to Silver Point of its intent to pay Work Fees.

The Debtors continue the process of engaging each of the potential lenders that submitted LOIs in their attempt to procure exit financing. The Debtors expect these efforts to continue for the next several weeks.

V.

SUMMARY OF THE PLAN

THIS SECTION IV IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION IV AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SHALL GOVERN.

A.	ADMINISTRATIVE CLAIMS

Each Holder of an Allowed Administrative Claim shall be paid the full unpaid amount of such Claim in Cash (a) on or as soon as reasonably practicable after the Effective Date, (b) if such Claim is Allowed after the Effective Date, on or as soon as reasonably practicable after the date such Claim is Allowed, or (c) upon such other terms as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and such Holder or otherwise upon an order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in the ordinary course of business during the chapter 11 cases, other than those liabilities constituting or relating to commercial tort claims or patent, trademark or copyright infringement claims, shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents related to such transactions, and holders of claims related to such ordinary course liabilities are not required to File or serve any request for payment of such Administrative Claims.

1.	Bar Date for Administrative Claims

Except as otherwise provided in Article II.A of the Plan, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims, including, without limitation, Holders of Claims for liabilities constituting or relating to commercial tort claims or patent, trademark or copyright infringement claims who assert that such claims constitute Administrative Claims, that do not File and serve such a request by the applicable Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or any Reorganized Debtors or their Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F of the Plan. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by the Bankruptcy Court and/or on motion of a party in interest approved by the Bankruptcy Court.

2.	Professional Compensation and Reimbursement Claims

Retained Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court (including the Fee Review Committee) an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided that the Reorganized Debtors shall pay Retained Professionals or other Entities in the ordinary course of business for any work performed after the Confirmation Date; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 45 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Fee Claim; provided, however, that the Fee Review Protocols will continue in place until the Effective Date. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims; provided, however, that the Fee Review Protocols will continue as to fees incurred prior to Confirmation. Each Holder of an Allowed Fee Claim shall be paid by the Reorganized Debtors in Cash within five Business Days of entry of the order approving such Allowed Fee Claim.

B.	PRIORITY TAX CLAIMS

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such claim shall be paid in full in cash in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.	Summary

The Plan constitutes a separate chapter 11 plan of reorganization for each of the 15 Debtors. Except for the Claims addressed in Article II of the Plan (or as otherwise set forth therein), all Claims against a particular Debtor are placed in Classes for each of the Debtors (as designated by subclasses A through O for each of the 15 Debtors). A list of subclasses for each Class is attached to the Plan as Exhibit A. Class 8 consists of Equity Interests, which relate only to the plan of reorganization for Muzak Holdings LLC. Neither Electro-Systems Corporation nor Muzak Holdings Finance Corporation issued or guaranteed the Senior Term Loan, the Senior Notes or the Senior Subordinated Notes; therefore neither Electro-Systems Corporation nor Muzak Holdings Finance Corporation have Classes 3, 4 or 5. Additionally, Electro-Systems did not guarantee the Discount Notes and, therefore, does not have a Class 6. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The Debtors reserve their rights to withdraw the chapter 11 plan of reorganization for each of the 15 Debtors and/or convert such Debtor’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code at any time before the Voting Deadline.

The categories of Claims, Equity Interests and Intercompany Interests listed below classify Claims, Equity Interests and Intercompany Interests for all purposes, including, without limitation, voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim, Equity Interest and Intercompany Interest to be classified in a particular Class only to the extent that the Claim, Equity Interest or Intercompany Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim, Equity Interest or Intercompany Interest qualifies within the description of such different Class. A Claim, Equity Interest or Intercompany Interest is in a particular Class only to the extent that any such Claim, Equity Interest or Intercompany Interest is Allowed in that Class and has not been paid or otherwise settled before the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Secured Term Loan Claims	Unimpaired	Deemed to Accept
4	Senior Notes Claims	Impaired	Entitled to Vote
5	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
6	Discount Notes Claims	Impaired	Entitled to Vote
7	General Unsecured Claims	Unimpaired	Deemed to Accept
8	Equity Interests	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired	Deemed to Accept

2.	Classification and Treatment of Claims, Equity Interests and Intercompany Interests

(a)	Class 1 – Other Priority Claims (Subclasses 1A through 1O)

(1)	Classification: Class 1 consists of the Other Priority Claims against the Debtors.

(2)	Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered. Except to the extent that a Holder of an Allowed Class 1 Claim has been paid by the Debtors before the Effective Date or otherwise agrees to different treatment, each Holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Allowed Class 1 Claim becomes Allowed and (iii) such other date as may be ordered by the Bankruptcy Court.

(3)	Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2 – Other Secured Claims (Subclasses 2A through 2O)

(1)	Classification: Class 2 consists of the Other Secured Claims against the Debtors.

(2)	Treatment: Except to the extent that a Holder of an Allowed Class 2 Claim has been paid by the applicable Debtor before the Effective Date, on or as soon as reasonably practicable after the Effective Date, Holders of Allowed Class 2 Claims shall receive one of the following treatments, in the sole discretion of the Debtors, in consultation with the Plan Sponsors, in full and final satisfaction of such Allowed Other Secured Claims: (i) the applicable Debtor or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the applicable Debtor or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim; or (iii) the applicable Debtor or the Reorganized Debtors shall otherwise treat any Allowed Other Secured Claim in any other manner such that the Claim shall be rendered Unimpaired.

(3)	Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c)	Class 3 – Secured Term Loan Claims (Subclasses 3A, 3C through 3I and 3K through 3O)

(1)	Classification: Class 3 consists of Secured Term Loan Claims against the Debtors.

(2)	Allowance: The Secured Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of $95,537,500, plus any other amounts due and owing as of the Effective Date to the Prepetition Lenders pursuant to the Final Cash Collateral Order.

(3)	Treatment: Each Holder of Allowed Class 3 Claims shall receive, in full and final satisfaction of such Allowed Class 3 Claim, payment in full in cash of its Allowed Class 3 Claim with proceeds of the Exit Facility.

(4)	Voting: Class 3 is an Unimpaired Class, and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)	Class 4 – Senior Notes Claims (Subclasses 4A, 4C through 4I and 4K through 4O)

(1)	Classification: Class 4 consists of Senior Notes Claims against the Debtors.

(2)	Allowance of Senior Notes Claims: The Senior Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $225,194,444.44, comprised of $220,000,000 in principal and $5,194,444.44 in prepetition interest.

(3)	Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 4 Claim shall receive, in full and final satisfaction of such Allowed Class 4 Claims, its Pro Rata share of (i) the New Senior Notes and (ii) the New Redeemable PIK Preferred Units.

(4)	Voting: Class 4 is an Impaired Class, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5 – Senior Subordinated Notes Claims (Subclasses 5A, 5C through 5I and 5K through 5O)

(1)	Classification: Class 5 consists of Senior Subordinated Notes Claims against the Debtors.

(2)	Allowance of Senior Subordinated Notes Claims: The Senior Subordinated Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $119,574,045.14, comprised of $115,000,000 in principal and $4,574,045.14 in prepetition interest.

(3)

Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Allowed Class 5 Claims, its Pro Rata share of 100% of New Common Units of the Reorganized Debtors

(subject to dilution for (i) up to 10% of New Common Units issued on account of the Management and Director Incentive Program and (ii) the Warrants)

(4)	Voting: Class 5 is an Impaired Class, and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

(f)	Class 6 – Discount Notes Claims (Subclasses 6A through 6I and 6K through 6O)

(1)	Classification: Class 6 consists of Discount Notes Claims against the Debtors.

(2)	Allowance: The Discount Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $25,645,822.22, comprised of $24,245,000 in principal and $1,400,822.22 in prepetition interest.

(3)	Treatment: On or as soon as reasonable practicable after the Effective Date, each Holder of an Allowed Class 6 Claim shall receive, in full and final satisfaction of such Allowed Class 6 Claims, its Pro Rata share of Warrants for 7.5% of the fully-diluted New Common Units (excluding management units) at market value based upon an enterprise value of $425 million with a term of five years, as more fully set forth in the Warrant Agreement.

(4)	Voting: Class 6 is an Impaired Class, and Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

(g)	Class 7 – General Unsecured Claims (Subclasses 7A through 7O)

(1)	Classification: Class 7 consists of General Unsecured Claims against the Debtors.

(2)	Allowance of General Unsecured Claims: General Unsecured Claims shall be determined and Allowed in accordance with the procedures set forth in Article VIII of the Plan.

(3)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim has been paid by the Debtors before the Effective Date or agrees to alternate treatment, each Holder of an Allowed Class 7 Claim shall receive, in full and final satisfaction of such Allowed Class 7 Claim, payment in full in Cash, in an aggregate amount not to exceed $18,000,000, as follows:

(a)	Each Holder of a Class 7 Claim Allowed on or before the Effective Date shall receive payment of the Allowed Class 7 Claim on the Effective Date.

(b)

Each Holder of a Class 7 Claim Allowed after the Effective Date shall receive payment on the first Periodic Distribution Date immediately following the date on which such Allowed Class 7 Claim is Allowed or deemed Allowed. Holders of Allowed Class 7 Claims whose Claims are Allowed within 180 days of the Effective Date shall receive payment no later than 185 days after the Effective Date. To the extent a Class 7

Claim is Allowed on the date that is 180 days after the Effective Date as a result of the Debtors’ not filing an objection to such Claim by that date, such Claim will be paid no later than 185 days after the Effective Date.

(4)	Voting: Class 7 is an Unimpaired Class, and the Holders of Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

(h)	Class 8 – Muzak Equity Interests

(1)	Classification: Class 8 consists of all Equity Interests.

(2)	Treatment: On the Effective Date, all Class 8 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 8 Equity Interests.

(3)	Voting: Class 8 is Impaired, and Holders of Class 8 Equity Interests are conclusively deemed to reject the Plan. Therefore, Holders of Class 8 Equity Interests are not entitled to vote to accept or reject the Plan.

(i)	Class 9 – Intercompany Interests

(1)	Classification: Class 9 consists of all Intercompany Interests in the Debtors.

(2)	Treatment: Subject to any Restructuring Transactions, Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Allowed Intercompany Interests are entitled shall remain unaltered.

(3)	Voting: Class 9 is an Unimpaired Class, and Holders of Class 9 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9 Claims are not entitled to vote to accept or reject the Plan.

3.	Intercompany Claims

Notwithstanding anything herein or in the Plan to the contrary, all Intercompany Claims on the Effective Date or as soon thereafter as is reasonably practicable, will be eliminated or waived based on accounting entries in the Debtors’ or Reorganized Debtors’ books and records and other corporate activities by the Debtors or Reorganized Debtors with the consent of the Plan Sponsors, such consent to not be unreasonably withheld or delayed. No distribution will be made to holders of Intercompany Claims.

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein or in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

5.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims

The classification and treatment of Allowed Claims under the Plan takes into consideration all Allowed Secondary Liability Claims. On the Effective Date, the Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any (1) Allowed Claim that is being reinstated under the Plan or (2) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by a Debtor (whether or not assigned to another Debtor or any other Entity) shall be reinstated.

6.	Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Equity Interests that are not expressly provided for and preserved pursuant to the Plan shall be extinguished upon the Effective Date. Upon the Effective Date, the Debtors and all property dealt with in the Plan shall be free and clear of all such claims and interests, including, without limitation, liens, security interests and any and all other encumbrances.

D.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1, 2, 3, 7 and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2.	Voting Classes

Each Holder of an Allowed Claim as of the Record Date in each of the Voting Classes shall be entitled to vote to accept or reject the Plan.

3.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

4.	Presumed Rejection of Plan

Class 8 is Impaired and Holders of Class 8 Interests shall receive no distribution under the Plan and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

5.	Cramdown

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code or that is deemed to reject the Plan. The Debtors reserve the right to modify the Plan in accordance with Article XIII.E of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification

6.	Elimination of Voting Classes

Any Class of Claims that is not occupied by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or for which no votes are cast by the Holder an Allowed Claim or Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class to vote on the Plan) as of the commencement of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases and other benefits provided under the Plan, and as a result of arms’-length negotiations among the Debtors and the Plan Sponsors, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

2.	Corporate Existence

Each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, with all the powers of a corporation or limited liability company pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents in the case of a limited liability company) in effect prior to the Effective Date.

3.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or in any agreement, instrument or other document relating thereto, on or after the Effective Date, all property of each Estate (including, without limitation, Causes of Action) shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges or other encumbrances. Except as may be provided in the Plan, on and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors shall pay the charges that they incur after the Effective Date for Retained Professionals’ and Indenture Trustees’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Retained Professionals’ fee applications) without application to the Bankruptcy Court.

4.	Exit Facility

One or more the Reorganized Debtors will enter into the Exit Facility on the Effective Date. The commitment letter for the Exit Facility will be filed as part of the Plan Supplement. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the Exit Facility.

5.	New Senior Notes

On the Effective Date or as soon as practicable thereafter, Muzak Holdings LLC shall issue the New Senior Notes, which shall be guaranteed by the Subsidiary Debtors and transferred to Holders of Allowed Senior Notes Claims as more fully specified in the Plan. The following summarizes certain additional terms of the New Senior Notes. The New Senior Notes shall be prepayable at par immediately with no change in control or call premium. Subject to customary and/or minor carve-outs, the governing documents for the New Senior Notes shall contain covenants similar to those contained in the Senior Notes Indenture with certain exceptions including, without limitation, limitations and/or prohibitions on (1) additional indebtedness (including no additional indebtedness other than permitted refinancings), (2) certain payments (including no cash dividends on capital stock), (3) certain asset sales, (4) liens and secured debt, (5) investments, (6) transactions with affiliates, (7) mergers and acquisitions, and (8) conduct of business. The governing documents for the New Senior Notes shall also include a supermajority (75%) voting requirement for waivers and consents.

6.	New Redeemable PIK Preferred Units

On the Effective Date or as soon as practicable thereafter, Muzak Holdings LLC shall issue the New Redeemable PIK Preferred Units, which shall be issued to Holders of Allowed Senior Notes Claims as more fully specified in the Plan. The following summarizes certain additional terms of the New Redeemable PIK Preferred Units. The New Redeemable PIK Preferred Units shall be prepayable at par immediately with no change in control or call premium but shall be subject to a liquidation preference equal to par plus accrued and unpaid or PIK dividends. The provisions in the LLC Agreement relating to the New Redeemable PIK Preferred Units shall include, without limitation, the following:

•	a supermajority (75%) voting requirement for waivers or consents;

•

covenants similar to those contained in the documents governing the New Senior Notes, with the following revisions: (1) 5.0x debt incurrence test (excluding refinancings); (2) no cash dividends on junior capital units; (3) change in control put on similar triggers as the existing Senior Notes (with the threshold requirements to be triggered by a sufficient change in either voting or economic interests), provided, however, that a change of control event shall not be triggered by reason of a merger of the Debtors with DMX in which no property other than common units are received or retained by the holders of New Common Units, and provided further that in connection with the any such DMX transaction, Silver Point will not sell any of the New Common Units distributed to it under the Plan;

•

remedies for events of default to include, without limitation, further tightening of restrictive covenants (including further prohibitions on restricted payments, additional indebtedness (other than indebtedness incurred to redeem the New Redeemable PIK Preferred Units)) and investments; provided, in the event of a payment default upon maturity of the New Redeemable PIK Preferred Units, (1) all voting rights shall transfer to the holders of the New Redeemable PIK Preferred Units to the maximum extent permitted by law (with the supermajority voting requirement (75%) set forth above remaining in effect), (2) non-Silver Point affiliated holders of New Redeemable PIK Preferred Units shall have the right to elect one additional representative to the Board of Directors of Reorganized Muzak, and (3) Reorganized Muzak shall have the ongoing obligation to redeemed the New Redeemable PIK Preferred Units to the extent of funds legally available therefor; and

•

other customary terms, including prohibitions on charter amendments that relate to the New Redeemable PIK Preferred Units provisions or that otherwise adversely affect the rights of the New Redeemable PIK Preferred Units, including, without limitation, authorization of senior or pari passu capital units, without the consent of a supermajority of the holders of New Redeemable PIK Preferred Units.

7.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the Debtors’ then current Cash balances, including Cash from operations and the proceeds of the Exit Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

8.	New Common Units

On the Effective Date, and pursuant to the terms set forth in the Plan, Reorganized Muzak shall issue the New Common Units to Holders of Allowed Claims in Class 5. The New Common Units shall represent all of the equity interests in Reorganized Muzak as of the Effective Date. The New Common Units shall be subject to dilution on account of the Management and Director Incentive Program and the Warrants. The Reorganized Debtors shall not be obligated to list the New Common Units on a national securities exchange.

The New Common Units issued under the Plan are issued under Section 1145 of the Bankruptcy Code and will be freely tradable, subject to any applicable restrictions of the federal and state securities laws and subject to the LLC Agreement. All other New Common Units will be tradable only to the extent described under Article V.K of the Plan. All of the New Common Units issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. Each distribution and issuance referred to in Article VII of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

In connection with the distribution of New Common Units to current or former employees of the Debtors, the Reorganized Debtors may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Common Units and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

9.	Director and Officer Liability Insurance

The Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors as to which no Proof of Claim need be Filed.

10.	Management and Director Incentive Programs

The Management and Director Incentive Program will be implemented on and after the Effective Date and will be included in the Plan Supplement.

11.	Securities Registration Exemption and LLC Agreement

The New Common Units to be issued to Holders of Allowed Claims in Class 5 will be issued without registration under the Securities Act or any similar federal, state or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code.

It is anticipated that awards under the Management and Director Incentive Program will be made without registration under the Securities Act or any similar federal, state or local law in reliance upon the exemption set forth in section 701 of the Securities Act or as a result of the issuance or grant of such equity award not constituting a “sale” under section 2(3) of the Securities Act. On the Effective Date, Reorganized Muzak and the Holders of Allowed Claims in Class 5 will enter into the LLC Agreement in the form set forth in the Plan Supplement.

12.	Warrants

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Muzak shall issue the Warrants to Holders of Allowed Claims in Class 6 pursuant to the terms set forth in the Plan and the Warrant Agreement.

13.	LLC Agreement for New Common Units

On or after the Effective Date, Reorganized Muzak and the Holders of Allowed Claims in Class 5 shall execute and deliver the LLC Agreement. Each Holder of an Allowed Claim in Class 5 shall be required to execute and be bound by the LLC Agreement as a condition precedent to receiving its allocation of New Common Units. In the event that a Holder of an Allowed Claim in Class 5 fails to execute the LLC Agreement within 180 days of the Effective Date, the New Common Units that would otherwise be allocable to such Holder of an Allowed Senior Subordinated Notes Claim shall be cancelled and the Holder shall forfeit its right to receive the New Common Units. The LLC Agreement shall contain reasonable minority shareholder protections.

14.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all liens, Claims, Equity Interests, mortgages, deeds of trust or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any Holder of such liens, Claims, Equity Interests, mortgages, deeds of trusts or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

15.	Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code or as otherwise required by, and in a form reasonably acceptable to, the Plan Sponsor. On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors shall file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated, which, as required by section 1123(a)(6) of the Bankruptcy Code, shall prohibit the issuance of non-voting securities. After the Effective Date, each Reorganized Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter and other constituent documents as permitted by the relevant state corporate law.

16.	Directors and Officers of Reorganized Muzak

The New Board shall consist of up to five directors, who shall be identified in the Plan Supplement, with Silver Point selecting three directors, the Ad Hoc Group of Senior Noteholders selecting one director and the then current Chief Executive Officer of Muzak serving as a director. Any directors elected pursuant to this section shall be entitled to serve on any and all committees formed by the New Board. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code. Existing officers and management will continue in their current positions, subject to the terms set forth in the Employee-Related Agreements to be included in the Plan Supplement.

17.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant to the Plan. The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Before, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect before, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the Exit Facility (and the providing of security therefor), the issuance of the New Senior Notes, the New Redeemable PIK Preferred Units and the New Common Units and the maintenance or creation of security as contemplated by the Exit Facility and Warrants.

18.	Cancellation of Notes and Equity Interests

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, stock, instruments, certificates and other documents evidencing the Senior Notes, the Senior Subordinated Notes, the Discount Notes and the Equity Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released and discharged. On the Effective Date, except to the extent otherwise provided in the Plan, the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the Discount Notes Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released and discharged. Each Indenture shall continue in effect solely for the purposes of, as to each issuance, respectively: (1) allowing Holders of the Notes Claims to receive distributions under the Plan; and (2) allowing and preserving the rights of each respective Indenture Trustee to (a) make distributions in satisfaction of the applicable Notes Claims, (b) exercise its charging lien against such distributions and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions. Upon completion of all such Distributions, the Indentures shall terminate completely. From and after the Effective Date, the Indenture Trustees shall have no duties or obligations under the applicable Indentures, other than to make distributions.

F.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

(a)	Assumption of Executory Contracts and Unexpired Leases

Except as otherwise set forth in the Plan, each Executory Contract or Unexpired Lease shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease:

(1)	has been previously rejected by the Debtors by Final Order of the Bankruptcy Court;

(2)	has been rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date;

(3)	is the subject of a motion to reject pending as of the Effective Date;

(4)	is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement;

(5)	is otherwise rejected pursuant to the terms of the Plan.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Debtors reserve the right to amend the schedule of Rejected Executory Contracts and Unexpired Leases at any time before the Effective Date with the consent of the Plan Sponsors.

(b)	Assumption of License Agreements

For the avoidance of doubt, the License Agreements shall be deemed automatically assumed on the Effective Date, and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumption pursuant to sections 365 and 1123 of the Bankruptcy Code. The Debtors will satisfy any monetary defaults under the License Agreements pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of any such cure amount in Cash on the Effective Date (or as soon as reasonably practicable thereafter) or on such other terms as the applicable Licensee may otherwise agree. All other provisions of the Plan relating to the assumption of Executory Contracts shall apply to the License Agreements. In addition, simultaneously with and as consideration for the assumption of the License Agreements (or, if applicable, the cure of any monetary defaults thereunder), all Claims of Licensees for amounts arising under the License Agreements shall be deemed resolved and expunged without any further action; provided, however, that the Reorganized Debtors shall reconcile, and to the extent deemed appropriate satisfy, any prepetition Claims of Licensees made in the ordinary course of business, whether such claims are asserted before or after the Effective Date.

(c)	Assumption of Indemnification Provisions

The Debtors shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.

(d)	Approval of Assumptions

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption of such Executory Contract or Unexpired Lease will be deemed to have consented to such assumption. Each Executory Contract and Unexpired Lease assumed pursuant to this section or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Effective Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

(e)	Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

2.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against any Debtor or any Reorganized Debtor or their Estates and property, and the Debtors or the Reorganized Debtors and their Estates and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F of the Plan.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date (or as soon as reasonably practicable thereafter) or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. At least 10 days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, which will: (1) list the applicable cure amount, if any; (2) describe the procedures for filing objections thereto; and (3) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors shall file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assumed and the proposed cure amounts.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or related cure amount must be filed, served and actually received by the Debtors at least five days before the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such matters. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Reorganized Debtors after consultation with the Plan Sponsors, may elect to reject such executory contract or unexpired lease in lieu of assuming it.

4.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

G.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed before the Effective Date on or as soon as practicable after the Initial Distribution Date.

2.	Distributions on Account of Claims Allowed After the Effective Date

(a)	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made on the first Periodic Distribution Date after the Disputed Claim becomes an Allowed Claim.

(b)	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtors shall establish appropriate reserves for potential payment of such Claims.

3.	Delivery and Distributions and Undeliverable or Unclaimed Distributions

(a)	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred 20 or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtors or the Reorganized Debtors, as applicable; and provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

All distributions to Holders of Secured Term Loan Claims shall be deemed completed when made to the Prepetition Administrative Agent.

All distributions to Holders of Notes Claims shall be governed by the applicable Indenture and shall be deemed completed when made to the applicable Indenture Trustee. Notwithstanding any provisions in the Plan to the contrary, the Indentures shall continue in effect to the extent necessary to (a) allow the applicable Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Notes Claims, (b) exercise its charging lien against such distributions and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

Each Indenture Trustee may effect any distribution to the applicable Holders of Notes Claims through the book-entry transfer facilities of The Depository Trust Company, which shall distribute the same to its participants in accordance with their respective holdings of Senior Notes, Senior Subordinated Notes or Discount Notes, as applicable, as of the Distribution Record Date.

(c)	Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required by the Plan. As a condition to serving as a Distribution Agent, a Distribution Agent must (a) affirm its obligation to facilitate the prompt distribution of any documents, (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required by the Plan and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required by the Plan that are to be distributed by such Distribution Agent; provided, however, that each Indenture Trustee shall retain the right of setoff against the distributions required by the Plan. The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions or consents. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all reasonable fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

(d)	Minimum Distributions

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall not be required to make distributions or payments of less than $10 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or share of New Common Units under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Units (up or down), with half dollars and half units of New Common Units or less being rounded down.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim if: (a) the aggregate amount of all distributions authorized to be made from the Periodic Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Periodic Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $10, which shall be treated as an undeliverable distribution under Article VII.C.5 of the Plan.

(e)	Undeliverable Distributions

(1)	Holding of Certain Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors (or their Distribution Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VII.C.5(b) of the Plan, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(2)	Failure to Claim Undeliverable Distributions

No later than 90 days after the Effective Date, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Reorganized Debtors of such Holder’s then current address in accordance herewith within the latest of (i) 180 days after the Effective Date, (ii) 60 days after the attempted delivery of the undeliverable distribution or (iii) 180 days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, (i) any Cash or New Common Units held for distribution on account of Allowed Claims shall be redistributed to Holders of Allowed Claims in the applicable Class on the next Periodic Distribution Date and (ii) any Cash held for distribution to other creditors shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein or in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(3)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 180 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 240 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein or in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(4)	Failure to Execute LLC Agreement

As set forth in Article V.M of the Plan, each Holder of an Allowed Senior Subordinated Notes Claim shall be required to execute and be bound by the LLC Agreement as a condition precedent to receiving its allocation of New Common Units. In the event that a Holder of an Allowed Senior Subordinated Notes Claim fails to execute the LLC Agreement within 180 days of the Effective Date, the New Common Units that would otherwise be allocable to such Holder of an Allowed Senior Subordinated Notes Claim shall be cancelled and the Holder shall forfeit its right to receive the New Common Units.

4.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

5.	Timing and Calculation of Amounts to Be Distributed

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant thereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

6.	Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for by the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim except for distributions to Classes 3, 4 and 5. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided in the Plan.

7.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a Notes Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article V.R of the Plan, except to the extent otherwise provided to the Plan. Each Indenture Trustee may (but shall not be required to) request that registered Holders of the Senior Notes, Senior Subordinated Notes or Discount Notes, as applicable, surrender their notes for cancellation.

H.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.	Resolution of Disputed Claims

(a)	Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim. All settled claims approved before the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

(b)	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with the Plan Sponsors), and after the Effective Date until the Claims Objection Bar Date, the Reorganized Debtors, shall have the exclusive authority to File objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; provided, however, this provision shall not apply to Fee Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court. With respect to all Tort Claims, an objection is deemed to have been Filed timely, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim shall remain a Disputed Claim unless and until it becomes an Allowed Claim.

(c)	Claims Estimation

Before the Effective Date, the Debtors (in consultation with the Plan Sponsors), and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

(d)	Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Reorganized Debtors, and any Claim that has been amended may be adjusted thereon by the Reorganized Debtors, in both cases without a claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

(e)	Individual Claims in Class 3, 4, 5 and 6

Any proof of claim that is filed by a holder of a Class 3 Claim: (a) shall be deemed paid, satisfied or superseded by virtue of the treatment afforded on account of such Claim pursuant to Article III.B.3 of the Plan, which treatment shall be remitted to the Prepetition Administrative Agent and (b) will be expunged without the need for the filing of a claims objection and without any further notice to or action, order or approval of the Bankruptcy Court.

Any proof of claim that is filed by a holder of a note or notes constituting a Claim in Class 4, 5 or 6 and which is held through a Nominee: (a) shall be deemed paid, satisfied or superseded by virtue of the treatment afforded on account of such Claim pursuant to Article III.B.4, Article III.B.5 or Article III.B.6, as applicable, which treatment shall be remitted to the applicable Indenture Trustee and (b) will be expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any future notice to or action, order or approval of the Bankruptcy Court.

(f)	Deadline to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

2.	Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors or the Reorganized Debtors under section 542, 543, 550 or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be disallowed if (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (ii) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED FOR

PURPOSES OF DISTRIBUTION OR ANY OTHER TREATMENT UNDER THE PLAN AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS, ON OR BEFORE THE DATE OF THE CONFIRMATION HEARING, SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A BANKRUPTCY COURT ORDER.

3.	Amendments to Claims

On or after the Effective Date, except as otherwise provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim Filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

I.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that all provisions, terms and conditions of the Plan are approved in the Confirmation Order.

2.	Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan.

(a)	The Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, shall be reasonably acceptable to the Debtors and the Plan Sponsors.

(b)	The Confirmation Order shall have been entered and become a Final Order in a form and in substance reasonably satisfactory to the Debtors and the Plan Sponsor. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

(c)	All documents and agreements necessary to implement the Plan, including all Plan Supplement documents, shall have (a) been tendered for delivery and (b) been effected or executed. All conditions precedent all to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

(d)	All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

(e)	The promissory notes assumed by Muzak LLC in connection with its acquisition of Electro Systems Corporation shall compromised and/or treated in a manner acceptable to the Debtors and the Plan Sponsors.

3.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article IX of the Plan may be waived by the Debtors with the consent of the Plan Sponsors without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

4.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

J.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

1.	Compromise and Settlement

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments under the Plan are settled, compromised, terminated and released pursuant to the Plan.

The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (1) in the best interests of the Debtors, their estates and all Holders of Claims, (2) fair, equitable and reasonable, (3) made in good faith and (4) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019. In addition, the allowance, classification and treatment of Allowed Claims take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non-bankruptcy law, that may exist: (1) between the Debtors, on the one hand, and the Debtor Releasees, on the other; and (2) as between the Releasing Parties and the Third Party Releasees (to the extent set forth in the Third Party Release); and, as of the Effective Date, any and all such Causes of Action are settled, compromised and released pursuant to the Plan. The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant to the Plan.

In accordance with the provisions of the Plan, including Article VIII of the Plan, and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their respective sole and absolute discretion, compromise and settle Causes of Action against other Entities.

2.	Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, INCLUDING, WITHOUT LIMITATION, THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT TO THE PLAN; AND THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS) AND ADVISORS, IN EACH CASE IN THEIR CAPACITY AS SUCH, IN FACILITATING THE

EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED IN THE PLAN, EACH OF THE DEBTORS PROVIDE A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES, AND FURTHER INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) AGAINST A THIRD PARTY RELEASEE (OTHER THAN THE PREPETITION ADMINISTRATIVE AGENT, THE PREPETITION LENDERS, THE INDENTURE TRUSTEES AND EACH HOLDER OF THE NOTES CLAIMS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE DEBTORS; (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; OR (3) WITH RESPECT TO THE DEBTORS’ CURRENT AND FORMER OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS), ARISING FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OR APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF MUZAK, REORGANIZED MUZAK, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (2) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (3) FAIR, EQUITABLE AND REASONABLE; (4) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (5) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES.

3.	Third Party Release

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE

ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (1) AGAINST A THIRD PARTY RELEASEE (OTHER THAN THE PREPETITION ADMINISTRATIVE AGENT, THE PREPETITION LENDERS, EACH HOLDER OF THE NOTES CLAIMS, THE INDENTURE TRUSTEES AND ALL OF THE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES FIDUCIARIES AND REPRESENTATIVES OF EACH OF THE FOREGOING ENTITIES, EACH IN THEIR RESPECTIVE CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY; (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; OR (3) WITH RESPECT TO THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS), ARISING FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OR APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF MUZAK, REORGANIZED MUZAK, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED THEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE THIRD PARTY RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (2) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (3) FAIR, EQUITABLE AND REASONABLE; (4) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (5) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED BY THE THIRD PARTY RELEASE AGAINST ANY OF THE THIRD PARTY RELEASEES.

4.	Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Plan Supplement documents or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided, still further, that the foregoing Exculpation shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.

5.	Preservation of Rights of Action

(a)	Maintenance of Causes of Action

Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in one or more of the Chapter 11 Cases.

(b)	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a claim or Cause of Action against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such claim or Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, claims and Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such claims or Causes of Action have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the Debtor Release contained in Article X.B. of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

6.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (A) HAVE BEEN RELEASED PURSUANT TO ARTICLE X.B OF THE PLAN; (B) HAVE BEEN RELEASED PURSUANT TO ARTICLE X.C. OF THE PLAN; (C) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE III.F OF THE PLAN; OR (D) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE X.D (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE X.D) ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (3) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING AN INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS)

(OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN.

K.	BINDING NATURE OF PLAN

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS AND INTERCOMPANY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

L.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including, without limitation, jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim;

2.	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

3.	resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4.	resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

6.	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.	enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

8.	resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan; provided, however, that any dispute arising under or in connection with the Exit Facility, the New Senior Notes indenture and the Warrant Agreement shall be dealt with in accordance with the provisions of the applicable document;

9.	hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.	issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

11.	enforce Article X.A, Article X.B, Article X.C, Article X.D, and Article X.E of the Plan;

12.	enforce the injunction set forth in Article X.F of the Plan;

13.	resolve any cases, controversies, suits or disputes with respect to the Debtor Release, the Third Party Release, the Exculpation, the Indemnification and other provisions contained in Article X of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

14.	enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.	resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the Exit Facility, the New Senior Notes indenture, the New Redeemable PIK Preferred Units, the LLC Agreement and the Warrant Agreement shall be dealt with in accordance with the provisions of the applicable document; and

16.	enter an order concluding the Chapter 11 Cases.

M.	MISCELLANEOUS PROVISIONS

1.	Dissolution of Committee

Upon the occurrence of the Effective Date, the Committee shall be deemed to be dissolved with respect to the Debtors and its respective members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases; provided, however, that the Committee and its Retained Professionals shall be retained with respect to (1) applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code, (2) motions, appeals or other litigation seeking the enforcement of the provisions of the Plan and the transactions contemplated by the Plan or the Confirmation Order and (3) pending appeals and adversary proceedings.

2.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date shall be paid before the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

3.	Payment of Fees and Expenses of Indenture Trustees

On the Effective Date (and, thereafter, upon request by any Indenture Trustees with respect to fees and expenses, including counsel fees, of such Indenture Trustee relating to post-Effective Date service under the Plan), the Reorganized Debtors shall pay in full in Cash all outstanding reasonable and documented fees and expenses of the Indenture Trustees and their respective counsel and indemnification claim amounts, if any.

4.	Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date, including security deposits provided pursuant to the Final Order Determining Adequate Assurance of Payment for Future Utility Services entered on March 12, 2009 [Docket No. 126], shall be returned to the Reorganized Debtors within 20 days after the Effective Date, without deduction or offset of any kind except as permitted under the aforementioned order.

5.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in the Plan: (a) the Debtors reserve the right, in consultation with the Plan Sponsors, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

6.	Revocation of Plan

The Debtors, in consultation with the Plan Sponsors, reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors, in consultation with the Plan Sponsors, revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant the Plan shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

7.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

8.	Payment of Fees and Expenses of Silver Point and the Ad Hoc Group of Senior Noteholders

Muzak shall promptly pay in Cash in full reasonable and documented fees and expenses incurred by (i) Willkie Farr & Gallagher LLP, Young Conaway Stargatt and Taylor, and Perella Weinberg Partners, as co-counsel and financial advisor to Silver Point, in accordance with their respective engagement letters; (ii) Brown Rudnick and Saul Ewing LLP, as co-counsel to the Ad Hoc Group of Senior Noteholders, in accordance with their respective engagement letters; and (iii) the Prepetition Administrative Agent (x) that are payable in accordance with the Cash Collateral Order and (y) that are incurred in connection with distributions under the Plan and in accordance with the terms of the Plan.

9.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or Plan Sponsors with respect to the Holders of Claims or Equity Interests before the Effective Date.

10.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions under the Plan and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

11.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Muzak LLC

3318 Lakemont Boulevard

Fort Mill, South Carolina 29708

Attn: R. Dodd Haynes

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Edward O. Sassower and Joshua A. Sussberg

12.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have been merged and integrated into the Plan.

13.	Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted, provided that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors and the Plan Sponsors; provided, further, that the Debtors and the Plan Sponsors (as applicable) may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.	Exhibits

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted, provided that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors and the Plan Sponsors; provided, further, that the Debtors and the Plan Sponsors (as applicable) may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors and the Plan Sponsors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and the Plan Sponsors and their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code and therefore will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan.

16.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between the Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

17.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents (which documents shall be in form and substance satisfactory to the Plan Sponsors) that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

VI.

CONFIRMATION AND CONSUMMATION PROCEDURES

A.	SOLICITATION PROCEDURES

1.	The Solicitation Procedures

On November 2, 2009, the Bankruptcy Court entered the Disclosure Statement Order, which (a) approved, among other things, the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan as well as the Solicitation Procedures and (b) establish the deadline for filing objections to the Plan and scheduling the hearing to consider Confirmation of the Plan.

The discussion of the Solicitation Procedures below is a summary of the solicitation and voting process. Detailed voting instructions are provided with each Ballot and Master Ballot, as applicable, and are also set forth in greater detail in the Solicitation Procedures annexed as Exhibit 1 to the Disclosure Statement Order, which is attached as Exhibit B to this Disclosure Statement.

PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS AND MASTER BALLOTS, AS APPLICABLE, AND THE SOLICITATION PROCEDURES FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT YOUR BALLOT OR MASTER BALLOT, AS APPLICABLE, IS PROPERLY AND TIMELY SUBMITTED SUCH THAT YOUR VOTE MAY BE COUNTED.

THE DEADLINE TO VOTE ON THE PLAN IS JANUARY 5, 2010. IF YOUR VOTE IS NOT RECEIVED BY THE VOTING AND CLAIMS AGENT BY 12:00 P.M. PREVAILING EASTERN TIME ON JANUARY 5, 2010, YOUR VOTE WILL NOT BE COUNTED.

2.	The Voting and Claims Agent

With the approval of the Bankruptcy Court, the Debtors retained Epiq as Voting and Claims Agent to, among other things, act as solicitation agent in connection with the solicitation of votes to accept the Plan.

Specifically, the Voting and Claims Agent will assist the Debtors with: (a) distributing the Solicitation Packages; (b) soliciting, receiving and tabulating Ballots, pre-validated Ballots and Master Ballots, as applicable; (c) responding to inquiries from Holders of Claims and other Entities relating to the Disclosure Statement, the Plan, the Ballots and Master Ballots, the Solicitation Procedures (including procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan) and other matters relating thereto; (d) contacting creditors and Holders of Claims regarding the Plan, if necessary; and (e) filing a voting report before the Confirmation Hearing.

3.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim within the Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Equity Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Secured Term Loan Claims	Unimpaired	Deemed to Accept
4	Senior Notes Claims	Impaired	Entitled to Vote
5	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
6	Discount Notes Claims	Impaired	Entitled to Vote
7	General Unsecured Claims	Unimpaired	Deemed to Accept
8	Equity Interests	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired	Deemed to Accept

Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Classes 4, 5 and 6 (collectively, the “Voting Classes”) because Holders of Claims in the Voting Classes are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from (a) Holders of Unimpaired Claims in Classes 1, 2, 3, 7 and 9 because those parties are conclusively presumed to have accepted the Plan or (b) Holders of Equity Interests in Class 8 because those parties are conclusively presumed to have rejected the Plan.

4.	The Voting Record Date

The Bankruptcy Court has approved October 20, 2009 as the Voting Record Date. The Voting Record Date is the date as of which it will be determined: (a) which Holders of Claims in Classes 4, 5 and 6 are entitled to vote to accept or reject the Plan and receive Solicitation Packages in accordance with the Solicitation Procedures, and (b) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim.

5.	Contents of the Solicitation Package

The following documents and materials will collectively constitute the Solicitation Package:

•	the Plan;

•	the Disclosure Statement (and exhibits annexed thereto, including the Plan);

•	the Disclosure Statement Order (together with the Solicitation Procedures, which are annexed as Exhibit 2 thereto);

•	the Confirmation Hearing Notice;

•	an appropriate Ballot and/or Master Ballot, as applicable (together with detailed voting instructions and a pre-addressed, postage prepaid return envelope); and

•	a cover letter from the Debtors explaining the solicitation process and urging Holders of Claims in the Voting Classes to vote to accept the Plan;.

In addition, Holders of Claims in Classes 4, 5 and 6 will receive a letter from the Plan Sponsors recommending that Holders of Claims in Classes 4, 5 and 6 vote in favor of the Plan.

6.	Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan

With the assistance of the Voting and Claims Agent, the Debtors intend to distribute Solicitation Packages within five business days after entry of the Disclosure Statement Order. The Debtors submit that the timing of this distribution will provide Holders of Claims with adequate time within which to review the materials required to allow parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class receive no more than one Solicitation Package.

The Debtors intend to distribute the Solicitation Packages in CD-ROM format to Holders of Claims entitled to vote on the Plan. However, as part of the same mailing, the Debtors will include copies of each of the Debtors’ letter, the Confirmation Hearing Notice and the appropriate ballot in paper format only.5 Additionally, any parties may request and obtain at the Debtors’ expense (regardless of whether they are entitled to vote on the Plan, but excluding any form of ballots) a copy of documents in paper format.

7.	Distribution of Notices to Holders of Claims in Non-Voting Classes

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, these parties will not receive Solicitation Packages and, instead, will receive the appropriate form of Non-Voting Status Notice as follows:

•

Unimpaired Claims – Deemed to Accept. Administrative Claims and Priority Tax Claims are unclassified, non-voting Claims and Claims in Classes 1, 2, 3, 7 and 9 are Unimpaired under the Plan and, therefore, are presumed to have accepted the Plan. As such, Holders of these Claims will receive the Confirmation Hearing Notice and a “Notice of Non-Voting Status With Respect to Classes Deemed to Accept the Plan” in lieu of a Solicitation Package.

•

Impaired Claims – Deemed to Reject. Holders of Equity Interests in Class 8 are receiving no distribution under the Plan and, therefore, are conclusively presumed to reject the Plan. As such, Holders of Equity Interests will receive the Confirmation Hearing Notice and a “Notice of Non-Voting Status With Respect to Holders of Equity Interests Deemed to Reject the Plan” in lieu of a Solicitation Package.

•

Disputed Claims. Subject to the procedures for the temporary allowance of Disputed Claims described in the Solicitation Procedures, Holders of Disputed Claims will receive the Confirmation Hearing Notice and a “Non-Voting Status Notice With Respect to Disputed Claims” in lieu of a Solicitation Package.

8.	Additional Distribution of Solicitation Documents

In addition to the distribution of Solicitation Packages to Holders of Claims in Voting Classes, the Debtors will also provide the Solicitation Package (minus any ballots) to: (a) the U.S. Trustee; (b) counsel for the Committee; (c) counsel to the Ad Hoc Group of Senior Note Holders; (d) counsel to the steering committee of Holders of Secured Term Loan Claims; (e) counsel to Silver Point; (f) counsel for the IPMA; (g) the IRS; and (h) parties who have filed requests for notices under Bankruptcy Rule 2002 as of the Voting Record Date. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Disclosure Statement (and any exhibits thereto, including the Plan) by: (i) calling the Debtors’ restructuring hotline at 866-940-3607; (ii) writing to Epiq Bankruptcy Solutions LLC, P.O. Box 5014, FDR Station, New York, New York 10150-5014; and/or (iii) visiting the Debtors’ restructuring website at: http://chapter11.epiqsystems.com/muzak. Parties may also obtain any documents filed in these Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

[5]	Holders of Claims in Classes 4, 5 and 6 will also receive the Plan Sponsors’ letter.

9.	Filing of the Plan Supplement

The Debtors will file the Plan Supplement at least ten days before the Confirmation Hearing, and will serve the 2002 List with a courtesy notice that will (a) inform parties that the Plan Supplement was filed, (b) list the information contained in the Plan Supplement and (c) explain where copies of the Plan Supplement may be obtained. Parties may obtain a copy of the Plan Supplement by: (a) calling the Debtors’ restructuring hotline at 866-940-3607; (b) visiting the Debtors’ restructuring website at: http://chapter11.epiqsystems.com/muzak; and/or (c) writing to Epiq Bankruptcy Solutions LLC, P.O. Box 5014, FDR Station, New York, New York 10150-5014.

The Plan Supplement will include, without limitation, the following information:

•	the new organizational documents;

•	the identity of the members of the New Board and the nature of any compensation for any member of the New Board who is an “insider” under the Bankruptcy Code;

•	the list of Executory Contracts and Unexpired Leases designated by the Debtors, with the consent of the Plan Sponsors, to be rejected on the Effective Date;

•	the Exit Facility and related documents, to the extent available;

•	the New Senior Notes;

•	the LLC Agreement;

•	the certificate of designation regarding the New Redeemable PIK Preferred Units;

•	the Warrant Agreement;

•	the Management and Director Incentive Program;

•	the Employee-Related Agreements; and

•	the Restructuring Transactions Notice.

B.	VOTING PROCEDURES

Holders of Claims entitled to vote on the Plan are advised to read the Solicitation Procedures, annexed as Exhibit 1 of the Disclosure Statement Order, which set forth in greater detail the voting instructions summarized herein.

1.	The Voting Deadline

The Bankruptcy Court has approved 12:00 p.m. prevailing Eastern Time on January 5, 2010 as the Voting Deadline. The Voting Deadline is the date by which all Ballots and Master Ballots, as applicable, must be properly executed, completed and delivered to the Voting and Claims Agent in order to be counted as votes to accept or reject the Plan.

2.	Types of Ballots

The Debtors will provide the following ballots to Holders of Claims in Classes 4, 5 and 6 entitled to vote on the Plan:

•	“Ballots” will be sent to all Holders of Claims in Classes 4, 5 and 6;

•

“Master Ballots” will be sent to the Nominees for, and voting on behalf of, Beneficial Holders of Class 4 Senior Notes Claims, Class 5 Senior Subordinated Notes Claims and Class 6 Discount Notes Claims, respectively.[6]

3.	Voting Instructions

Under the Plan, Holders of Claims in the Voting Classes (Classes 4, 5 and 6) are entitled to vote to accept or reject the Plan. Ballots must be sent to the applicable Nominees in enough time such that the Nominee can compile a Master Ballot and submit it to the Voting and Claims Agent such that it is received by the Voting and Claims Agent on or before the Voting Deadline (and set forth in greater detail in the Solicitation Procedures). Holders of Claims in Classes 4, 5 or 6 who hold their Claims as a record holder in their own name can vote by submitting a Ballot directly to the Voting and Claims Agent so that it is received on or before the Voting Deadline.

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOTS OR MASTER BALLOTS

FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND

PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots, as applicable, (all of which will clearly indicate the appropriate return address) must be properly executed, completed and delivered by using the return envelope provided by (a) first class mail, (b) overnight courier or (c) personal delivery, so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent at the following address:

If delivered by mail: Epiq Bankruptcy Solutions LLC Attn: Muzak Holdings LLC Balloting Center P.O. Box 5014 FDR Station New York, New York 10150-5014	If delivered by courier or hand delivery: Epiq Bankruptcy Solutions LLC Attn: Muzak Holdings LLC Balloting Center 757 Third Avenue, 3rd Floor New York, New York 10017

If you have any questions on the procedures for voting on the Plan, please call the Voting and Claims Agent at: 1-866-940-3607.

4.	Voting Instructions for Beneficial Holders of Class 4 Senior Notes Claims, Class 5 Senior Subordinated Notes Claims and Class 6 Discount Notes Claims Entitled to Vote on the Plan

Distribution of Solicitation Packages by Nominees as Record Holders. Before the Solicitation Deadline, the Securities Voting Agent will determine the identity of those Nominees holding Senior Notes, Senior Subordinated Notes and Discount Notes on behalf of Beneficial Holders as of the Record Date and will distribute an appropriate number of Solicitation Packages to Nominees to allow Nominees to forward one to each Beneficial Holder for whom the Nominee is the record holder.

Nominees Voting on Behalf of Beneficial Holders. Before the Solicitation Deadline, the Securities Voting Agent will contact the Depository Trust Company to determine the identity of those Nominees holding Senior Notes, Senior Subordinated Notes and Discount Notes on behalf of Beneficial Holders as of the Record Date and, additionally, will contact Broadridge Securities Processing Solutions (“Broadridge”) to determine the identity of those Nominees that use their service for the distribution and tabulation of votes. The Securities Voting Agent will then distribute an appropriate number of Solicitation Packages (which will each include Ballots to be completed by Beneficial Holders and a Master Ballot to be completed by the Nominee) to Broadridge (if applicable) and the

[6]	The Indenture Trustees will not vote on behalf of classes 4, 5 and 6.

appropriate Nominees who shall be entitled to receive reasonably sufficient numbers of Solicitation Packages to allow the Nominee to forward one to each Beneficial Holder for whom the Nominee is the record holder.

•

Nominees who elect to pre-validate Ballots must deliver Solicitation Packages, including pre-validated Ballots, to Beneficial Holders along with (a) instructions for mailing pre-validated Ballots directly to the Debtors’ Voting and Claims Agent and (b) a pre-addressed return envelope addressed to the Voting and Claims Agent. Beneficial Holders who receive pre-validated Ballots must complete, execute and deliver the Ballots directly to the Voting and Claims Agent so they are actually received on or before the Voting Deadline.

•

Nominees who do not elect to pre-validate Ballots must deliver Solicitation Packages, including Ballots, pre-addressed return envelops addressed to the Nominee and instructions from each Nominee that clearly indicate the date by which their respective Beneficial Holders must return their completed and executed Ballots to Nominees, which date the Nominee must also insert in the blank on the first page of the Ballot before transmitting it to the Beneficial Holder. Upon such time as indicated by the Nominee for the return of completed Ballots, Nominees will: (a) promptly collect Ballots from each Beneficial Holder that voted on the Plan; (b) validate the votes cast and/or other information contained in the Ballots; (c) summarize and compile the votes cast and/or other relevant information onto the Master Ballots; and (d) return the Master Ballot(s) so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent.

THE FOLLOWING IS IMPORTANT INFORMATION

REGARDING VOTING WHICH YOU SHOULD READ CAREFULLY.

•

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT OR MASTER BALLOT, AS APPLICABLE, MUST BE PROPERLY EXECUTED, COMPLETED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE VOTING AND CLAIMS AGENT.

•

A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM SO HELD. BY SIGNING AND RETURNING A BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOT OR MASTER BALLOTS WITH RESPECT TO ITS CLAIM HAS BEEN CAST OR, IF ANY OTHER BALLOTS OR MASTER BALLOTS HAVE BEEN CAST WITH RESPECT TO ITS CLAIM, THEY ARE THEREBY SUPERSEDED AND REVOKED.

•	ANY BALLOT OR MASTER BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE (UNLESS THE DEADLINE IS EXTENDED), WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN.

•	ADDITIONALLY, THE FOLLOWING BALLOTS AND MASTER BALLOTS WILL NOT BE COUNTED:

•	any ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

•	any ballot cast by an entity that (x) does not hold a Claim in a Class that is entitled to vote on the Plan or (y) is not otherwise entitled to vote pursuant to the procedures described herein;

•	any ballot cast for a Claim listed in the Schedules as contingent, unliquidated or disputed for which no Proof of Claim was timely filed;

•	any ballot cast for a Claim that is subject to an objection and no Resolution Event has occurred before the Voting Record Date;

•	any ballot sent to the Debtors, the Debtors’ agents/representatives (other than the Voting and Claims Agent), the Indenture Trustees or the Debtors’ financial or legal advisors;

•	any ballot transmitted by facsimile or other electronic means;

•	any unsigned ballot; or

•	any ballot not marked to accept or reject the Plan or any ballot marked both to accept and reject the Plan.

C.	CONFIRMATION PROCEDURES

1.	Confirmation Hearing

The Confirmation Hearing will commence at 1:30 p.m. prevailing Eastern Time on January 12, 2010 before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 5th Floor, Courtroom 5, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

The Plan Objection Deadline is 12:00 p.m. prevailing Eastern Time on January 5, 2010.

All Plan Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order such that they are actually received on or before the Plan Objection Deadline in accordance with the Confirmation Hearing Notice.

THE BANKRUPTCY COURT WILL NOT CONSIDER PLAN OBJECTIONS UNLESS THEY ARE

TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.

2.	Confirmation Hearing Notice

Following the Disclosure Statement Hearing, the Debtors will publish the Confirmation Hearing Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the date that the Confirmation Hearing is scheduled to commence. Specifically, the Confirmation Hearing Notice will be published one time in the following publications on a date no later than 15 days before the Voting Deadline to provide notification to those Entities that may not receive notice by mail: Wall Street Journal (South Atlantic Region) and in certain regional newspapers and/or trade journals, including The Enquirer Herald, Fort Mill Times, The Herald, The Charlotte Observer, Charlotte Business Journal, Billboard Magazine, R&R Magazine.

3.	Filing Objections to the Plan

All objections, if any, must (a) be made in writing, (b) state with particularity the grounds for such objection; (c) state the name and address of the objecting party; (d) conform to the Federal Rules of Bankruptcy Procedure, the Local Rules and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that they are actually received on or before the Plan Objection Deadline by each of the parties listed in the table below:

KIRKLAND & ELLIS LLP Attn: Edward O. Sassower Joshua A. Sussberg 601 Lexington Avenue New York, New York 10022-4611	KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP Attn: Domenic E. Pacitti Michael W. Yurkewicz 919 Market Street, Suite 1000 Wilmington, Delaware 19801-3062

Co-Counsel to the Debtors

AKIN GUMP STRAUSS HAUER & FELD LLP Attn: James R. Savin Attn: David M. Dunn Robert S. Strauss Building 1333 New Hampshire Avenue, N.W. Washington, D.C. 20036-1564	DORSEY & WHITNEY LLP Attn: Eric Lopez Schnabel Attn: Robert W. Mallard 1105 North Market Street, Suite 1600 Wilmington, Delaware 19801

Co-Counsel to the Committee

WILLKIE FARR & GALLAGHER LLP Attn: Paul Shalhoub Attn: Robin Spigel 787 Seventh Avenue New York, New York 10019	YOUNG CONAWAY STARGATT & TAYLOR LLP Attn: Robert S. Brady Attn: Matthew B. Lunn The Brandywine Building 1000 West Street, 17th Floor Wilmington, Delaware 19801

Co-Counsel to Silver Point Capital Advisors, LLC

BROWN RUDNICK LLP Attn: William R. Baldiga Attn: Andrew M. Sroka One Financial Center Boston, Massachusetts 02111	SAUL EWING LLP Attn: Mark Minuti 222 Delaware Avenue, Suite 1200 P.O. Box 1266 Wilmington, Delaware 19899

Co-Counsel to the Ad Hoc Consortium of Non-Silver Point Holders of Senior Notes

BINGHAM MCCUTCHEN LLP Attn: Andrew J. Gallo One Federal Street Boston, Massachusetts 02110-1726	REED SMITH LLP Attn: Kurt F. Gwynne 1201 Market Street, Suite 1500 Wilmington, Delaware 19801

Co-Counsel to the Steering Committee of Senior Secured Lenders

MCGUIRE, CRADDOCK & STROTHER, P.C. Attn: Jonathan Thalheimer 500 North Akard, Suite 3550 Dallas, TX 75201

Co-Counsel to the Prepetition Agent

THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE DISTRICT OF DELAWARE Attn: David Klauder 844 King Street, Suite 2207 Wilmington, Delaware 19801

KLESTADT & WINTERS, LLP Attn: John E. Jureller, Jr. Klestadt & Winters, LLP 292 Madison Avenue, 17th Floor New York, New York 10017 Counsel to the IPMA

THE INTERNAL REVENUE SERVICE 31 Hopkins Plaza Mail Stop Room 1150 Baltimore, Maryland 21201

4.	Effect of Confirmation of the Plan

Article X of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Debtors and related parties, certain third parties and the Plan Sponsors, (c) exculpation of certain parties and (d) the indemnification obligations of the Reorganized Debtors on and subsequent to the Effective Date. It is important to read these provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly. Specifically:7

•	IF YOU VOTE TO ACCEPT THE PLAN, YOU ARE BOUND BY THE TERMS OF THE PLAN. YOU ARE AUTOMATICALLY DEEMED TO CONSENT TO THE THIRD PARTY RELEASE SET FORTH IN ARTICLE X OF THE PLAN;

•	IF YOU VOTE TO REJECT THE PLAN, YOU ARE NOT BOUND BY THE THIRD PARTY RELEASE SET FORTH IN ARTICLE X OF THE PLAN; AND

•

IF YOU FAIL TO ACCEPT OR REJECT THE PLAN AND THE BANKRUPTCY COURT CONFIRMS THE PLAN, YOU WILL BE BOUND BY THE TERMS OF THE PLAN, INCLUDING THE THIRD PARTY RELEASE SET FORTH IN ARTICLE X OF THE PLAN UNLESS YOU COMPLETE AND TIMELY SUBMIT THE RELEASE OPT-OUT INCLUDED IN EACH BALLOT.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY

INTERESTS AND INTERCOMPANY INTERESTS IN THE DEBTORS TO THE

MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING

WHETHER OR NOT A HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY

OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF

CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO ACCEPT

OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

D.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) they have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith.

[7]	This Section is intended only as a brief summary of the release provisions contained in Article X of the Plan and is qualified by reference to all of Article X of the Plan. To the extent there are any inconsistencies between this summary and Article X of the Plan, Article X of the Plan shall govern.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before the Confirmation of the Plan is reasonable; or (b) is subject to the approval of the Bankruptcy Court as reasonable, if payment for it is to be requested after Confirmation of the Plan.

•

Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•

Either each Holder of an Impaired Claim has accepted the Plan, or will receive or retain under the Plan on account of its Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, including pursuant to section 1129(b) of the Bankruptcy Code for Equity Interests deemed to reject the Plan.

•

Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code.

•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	The Debtors have paid the required filing fees pursuant to 28 U.S.C. § 1930 to the clerk of the Bankruptcy Court.

•

In addition to the filing fees paid to the clerk of the Bankruptcy Court, the Debtors will pay quarterly fees no later than the last day of the calendar month, following the calendar quarter for which the fee is owed in each of the Debtors’ Chapter 11 Cases for each quarter (including any fraction thereof), to the Office of the U.S. Trustee, until the case is converted or dismissed, whichever occurs first.

1.	“Best Interests” Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in a class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that a holder would receive or retain if the debtor is liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the bankruptcy court must: (a) estimate the Cash liquidation proceeds that a chapter 7 trustee would generate if each of the debtor’s chapter 11 case were converted to a chapter 7 case and the assets of the debtor’s estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a claim or an equity interest would receive from the liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare the holder’s liquidation distribution to the distribution under the plan that the holder would receive if the plan were confirmed.

In chapter 7 cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid fully or any such payment is provided for: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) holders of equity interests.

Accordingly, the Cash amount that would be available for satisfaction of Claims (other than Secured Claims) would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation. This Cash would be reduced by the amount of the costs and expenses of the liquidation and by additional administrative and priority claims that may result from termination of the Debtors’ business and the use of chapter 7 for purposes of a liquidation.

As described in more detail in the Liquidation Analysis, which is attached hereto as Exhibit E, the Debtors believe that confirmation of the Plan will provide each Holder of an Allowed Claim in Classes 4, 5 and 6 with a greater recovery than the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code because, among other reasons, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale of the Debtors’ assets and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution. In addition, distributions in chapter 7 cases may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors become knowledgeable about, among other things, the Chapter 11 Cases and the Claims against the Debtors. As set forth in the Liquidation Analysis, Holders of Class 8 Equity Interests would not receive any recovery under a chapter 7 liquidation, so the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code with respect to Class 8.

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates a liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Management, with the assistance of its advisors, developed a business plan and prepared financial projections (the “Financial Projections”) for fiscal years 2010 through 2013. The Financial Projections, together with the assumptions on which they are based, are attached hereto as Exhibit C.

In general, as illustrated by the Financial Projections, the Debtors believe that with the significantly de-leveraged capital structure provided for under the Plan, the Reorganized Debtors should have sufficient Cash flow and availability to pay and service their debt obligations and to fund operations. The Debtors believe that Confirmation and Consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

3.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to an unimpaired class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the holder of the claim or equity interest receives Cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of the equity interest is entitled to any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance.

Claims in Class 1, 2, 3, 7 and 9 are not Impaired under the Plan, and, as a result, the Holders of these Claims are deemed to have accepted the Plan.

Claims in Classes 4, 5 and 6 are Impaired under the Plan, and as a result, the Holders of Claims in these Classes are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to these Classes, and without considering whether the Plan “discriminates unfairly” with respect to these Classes, as both standards are described herein. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of each Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

4.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

5.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in a class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in a class:

•

Secured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (a) the holders of secured claims retain the liens securing their claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred Cash payments totaling at least the allowed amount of its claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

•

Unsecured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each holder of a claim of a class receive or retain on account of its claim property of a value, as of the effective date of the plan, equal to the allowed amount of its claim; or (b) the holder of any claim or any equity interest that is junior to the claims of the class will not receive or retain under the plan on account of the junior claim or junior equity interest any property.

•	Equity Interests. The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either:

•

the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which the holder is entitled; (b) any fixed redemption price to which the holder is entitled; or (c) the value of the interest; or

•	if the class does not receive the amount required in the paragraph directly above, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 8. To the extent that any of the Voting Classes vote to reject the Plan, the Debtors further reserve the right to seek (a) Confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XIII.E of the Plan.

The votes of Holders of Equity Interests in Class 8 are not being solicited because, under Article III of the Plan, there will be no distribution to the Holders of Equity Interests in Class 8 and, therefore, Holders of Equity Interests in Class 8 are conclusively deemed to have rejected the Plan pursuant to section 1129(b) of the Bankruptcy Code. All Class 8 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise. All Class 9 Intercompany Interests will be retained, and the legal, equitable and contractual rights to which the Holders of Intercompany Interests are entitled will remain unaltered in connection with the implementation of the Plan.

Notwithstanding the deemed rejection by Class 8 or any Class that votes to reject the Plan, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

6.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

E.	CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet those conditions, see Article IX.B of the Plan.

VII.

PLAN-RELATED RISK FACTORS

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH MUZAK’S BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	The Debtors May Be Unable to Obtain Exit Financing on Acceptable Terms.

The Debtors and their professionals have been attempting to obtain a commitment for exit financing to refinance the Prepetition Facility. The Plan contemplates that the proceeds of exit financing will enable the Debtors to pay the Secured Term Loan Claims in full in cash on the Effective Date. In the event the Debtors are unable to obtain exit financing, the Plan will need to be amended, modified or otherwise restated to address the treatment of the Secured Term Loan Claims. As of the filing of this Disclosure Statement, the Debtors continue their efforts to locate a lender that is willing to provide exit financing consistent with the terms set forth in the Plan.

2.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if the claim or equity interest is substantially similar to the other claims or equity interests in the class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion, and there is therefore a risk that the Bankruptcy Court will not confirm the Plan. (See Article VII.A.4.)

3.	The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan or that the Debtors would be successful in accomplishing any alternative plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the bankruptcy court that: (a) the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of Claims within a particular class under the plan will not be less than the value of distributions that holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe the Holders of Allowed Claims would receive substantially less favorable treatment than they would receive under the Plan.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to a non-accepting Class, than the treatment currently provided in the Plan. That less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

5.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where that Claim is subject to an objection. Thus, any Holder of a Claim that is subject to an objection may receive less than its expected share of the estimated distributions described in this Disclosure Statement or no distribution at all.

6.	Nonconsensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm that a plan at the proponents’ request if at least one impaired class has accepted the plan (with that acceptance being determined without including the vote of any “insider” in that class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and that the Debtors may request nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion, in which case the Plan may not be confirmed.

7.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to that timing, or as to whether the Effective Date will, in fact, occur. Delays in the occurrence of the Effective Date will delay the distributions contemplated by the Plan. To the extent the Effective Date does not occur, distributions contemplated by the Plan will not be made. In addition, parties in interest could seek various forms of relief in the Bankruptcy Court, including but not limited to seeking to compel the Debtors to effectuate the Plan or seeking to convert the case to a chapter 7. Parties in interest and/or the Debtors could commence litigation to effectuate the effectiveness of the Plan or to seek recompense for the failure of the Effective Date to occur.

8.	Contingencies Will Not Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

9.	The Actual Allowed Amounts of Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Unsecured Claims.

The estimates of Claims set forth in this Disclosure Statement are based on various assumptions. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual amounts of Allowed Claims may be significantly lower than the estimated amount of Allowed Claims contained herein.

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN

1.	The Valuation of the Reorganized Debtors May Not Be Adopted by the Bankruptcy Court.

The approximate midpoint equity value of the Reorganized Debtors is set forth in the valuation included as Exhibit D to this Disclosure Statement. Parties in interest in these Chapter 11 Cases may oppose Confirmation of the Plan by alleging that the midpoint equity value of the Reorganized Debtors is higher or lower than the amount set forth in Exhibit B and that the Plan thereby improperly shifts recoveries under the Plan. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of the Debtors and opposing parties, if any, with respect to the valuation of the Reorganized Debtors. Based on that evidence, the Bankruptcy Court will determine the appropriate valuation for the Reorganized Debtors for purposes of the Plan. If the Bankruptcy Court determines that the appropriate valuation is less than the amount set forth in Exhibit B, there is a risk that it will not confirm the Plan. (See Article VII.A.A.4.)

2.	A Liquid Trading Market for the New Common Units May Not Develop.

The Reorganized Debtors are not obligated to list the New Common Units on a national securities exchange, and the New Common Units will be issued without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VIII herein, titled “Exemptions From Securities Act Registration.” Thus, at least in the short-term, it is not likely that a liquid trading market for the New Common Units will develop. Even if a liquid trading market for the New Common Units were to develop, the liquidity of any market therefor will depend upon, among other things, the number of Holders of New Common Units, the Reorganized Debtors’ financial performance and the market for similar securities, none of which can be determined or predicted. Therefore, the Debtors cannot provide assurances that an active trading market will develop, or if a market develops, what the liquidity or pricing characteristics of that market will be.

3.	The Reorganized Debtors May Not Be Able to Achieve Projected Financial Results or Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs or Capital Expenditures.

The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and Cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and Cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) enhancing their current customer offerings; (b) taking advantage of future opportunities; (c) growing their business; or (d) responding to competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and Cash flows could lead to Cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain that working capital when it is required. Further, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on terms that are less favorable to the Reorganized Debtors than those currently available. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of operations and the financial condition of the Reorganized

Debtors. If any required capital is obtained in the form of equity, the equity interests of the holders of the then-existing New Common Units could be diluted. Although the Debtors’ Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized.

4.	The Private Sale Values of the New Common Units May be Substantially Lower than the Estimated Recoveries Stated Herein.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions. As a result, the private sale value of the New Common Units may be substantially lower than the estimated recoveries stated herein.

5.	The Issuance of Equity Interests to Debtors’ Management and the Warrants Could Dilute the Equity Ownership Interest of Other Holders of the New Common Units.

The New Board may issue equity interests, or options to acquire equity interests, to management or employees. If such interests are issued, holders of New Common Units will suffer dilution of their investment. In addition, under the Plan, the Debtors will issue Warrants to purchase New Common Units. If the Warrants are exercised, holders of New Common Units will suffer dilution of their investment.

C.	RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ BUSINESS

1.	Prolonged Continuation of the Chapter 11 Cases Is Likely To Harm the Debtors’ Business.

The prolonged continuation of these Chapter 11 Cases is likely to adversely affect the Debtors’ business and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors and agents will lose confidence in the Debtors’ ability to successfully reorganize their business and seek to establish alternative commercial relationships. Moreover, the nature of the Debtors’ business requires customers to make long term investments in equipment and the uncertainty associated with these Chapter 11 Cases may negatively impact certain customers decision making with respect to long term contractual relationships with the Debtors.

Further, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases will also require the Debtors to seek continued use of cash collateral of the Prepetition Lenders or additional financing to operate their business. The Prepetition Lenders may not consent to the extended use of cash collateral and it may not be possible for the Debtors to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If the Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, it is unlikely the Debtors could successfully reorganize.

2.	The Reorganized Debtors’ Operations May Be Restricted by the Terms of the Exit Facility.

The Exit Facility may include a number of significant restrictive covenants, similar to the covenants that the Debtors are bound by pursuant to the Prepetition Facility. These covenants could impair the Reorganized Debtors’ financing and operational flexibility and make it difficult for Reorganized Debtors to react to market conditions and satisfy their ongoing capital needs and unanticipated Cash requirements. Specifically, these covenants may restrict the Reorganized Debtors’ ability to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by or among the Reorganized Debtors;

•	use assets as security in other transactions;

•	pay dividends on the New Common Units or repurchase equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange the Reorganized Debtors’ debt; and

•	form any joint ventures or subsidiary investments.

In addition, the Exit Facility may require the Reorganized Debtors to periodically meet various financial ratios and tests, including maximum leverage, minimum net worth and interest coverage levels. These financial covenants and tests could limit the Reorganized Debtors’ ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict the Reorganized Debtors’ financing and operations.

The Reorganized Debtors’ ability to comply with the covenants and other terms of the Exit Facility will depend on the Reorganized Debtors’ future operating performance. If the Reorganized Debtors fail to comply with that covenants and terms, the Reorganized Debtors would be required to obtain waivers from their lenders to maintain compliance under the Exit Facility. If the Reorganized Debtors are unable to obtain any necessary waivers and the debt under the Exit Facility is accelerated, it would have a material adverse effect on the Reorganized Debtors’ financial condition and future operating performance.

3.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of Reorganized Debtors.

Holders of Allowed Claims should carefully review Section IX herein, “Certain U.S. Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors. Certain tax implications of the Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized Debtors.

4.	The Debtors May Be Impacted by Changes In Interest Rates.

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, increases in interest rates will negatively impact the value of the Debtors’ assets.

5.	The Debtors’ Ability To Service Debt and Meet Cash Requirements Depends On Many Factors, Some of Which Are Beyond the Debtors’ Control.

The Debtors’ ability to satisfy their debt obligations, including obligations related to the Exit Facility and the New Senior Notes will depend on the Debtors’ future operating performance and financial results, which will be subject, in part, to factors beyond the Debtors’ control, including interest rates and general economic, financial and business conditions. If the Debtors are unable to generate sufficient Cash flow, they may be required to refinance all or a portion of their debt, obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes, redirect a substantial portion of Cash flow to debt service, which as a result, might not be available for operations or other purposes, sell some assets or operations, reduce or delay capital expenditures, or revise or delay operations or strategic plans. If the Debtors are required to take any of these actions, it could have a material adverse effect on their business, financial condition and results of operations. In addition, the Debtors cannot guarantee they would be able to take any of these actions, that these actions would enable them to continue to satisfy their capital requirements, or that these actions would be permitted under the terms of the Exit Facility and New Senior Notes.

6.	Significant Increases in Subscriber Turnover May Adversely Effect the Debtors’ Financial Condition and Operating Results.

The Debtors’ churn rate has been approximately 9.2% and 11.9% for 2007 and 2008, respectively. The Debtors define their churn rate as the percentage of monthly recurring revenue cancelled as a percentage of the Debtors’ recurring revenue base at the beginning of the applicable year. An increase in churn rates may negatively impact the Debtors’ cash flows from operations and require the Debtors to make further investments in order to maintain their operating cash flows. Further, high subscriber turnover also has a negative impact on future profitability.

7.	Failure To Maintain or Upgrade Information Systems Efficiently May Result in Significant Disruption to the Debtors’ Business Operations.

The Debtors depend on a variety of information systems for the efficient functioning of their business. The Debtors rely on certain software vendors to maintain and periodically upgrade many of these systems so that they can continue to support the Debtors’ business. The software programs supporting many of the Debtors’ systems were licensed to the Debtors by independent software developers. Costs and potential interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of the Debtors’ business.

8.	The Debtors May Be Unable to Keep Pace with Technological Changes Affecting the Production and Delivery of Their Products.

There are numerous methods by which the Debtors’ existing and future competitors can deliver programming, including various forms of recorded media, direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, Digital Audio Radio Service and the Internet. Competitors may use different forms of delivery for the services that the Debtors offer, and clients may use these alternative delivery methods in place of those provided by the Debtors. The Debtors may not have the financial or technological resources to adapt to changes in available technology and their clients’ preferences.

The Debtors cannot provide assurance that they will be able to use, or compete effectively with competitors that adopt new delivery methods and technologies, or keep pace with discoveries or improvements in the communications, media and entertainment industries. The Debtors also cannot provide assurance that the technology they currently rely upon will not become obsolete. Advances in telecommunications technology and Internet music delivery systems have lowered the barriers to entry in the business music industry and have resulted in increased competitive pressure on the Debtors.

9.	The Debtors Are Dependent on Satellite Delivery Provided by Third Parties.

There are a limited number of satellites with orbital positions suitable for direct broadcast satellite transmission of our signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. If the Debtors’ current transponders experience failures or their current transponders’ lessors were unable to provide them with transponder services, the Debtors would have to seek alternative transponder or satellite facilities and to repoint satellite dishes at their clients’ locations. However, alternative transponders and facilities may not be available on a timely or cost-effective basis, may be available only on a satellite that is not positioned as favorably as the Debtors’ current satellites or may require a change in the frequency currently used to transmit and receive the Debtors’ signal. If the Debtors are required to enter into new transponder lease agreements, they cannot provide assurance that they will be able to do so on terms as favorable as those in their current agreements or at all.

In addition, some of the Debtors’ clients receive their direct broadcast satellite transmissions via uplink provided by DISH Network. In the event that the disruption, expiration or earlier termination of those services were to require the Debtors to identify alternative broadcast solutions for their affected clients, the Debtors would be further required to make significant capital expenditures to replace such clients’ equipment, because DISH Network satellite systems installed at the Debtors’ clients’ locations are not compatible with other satellite systems.

10.	The Debtors Are Dependent on Third Parties to License Music Rights.

The Debtors pay performance royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the ASCAP, BMI and SESAC, Inc. To support their clients who require on-premise, non-broadcast delivery systems, the Debtors also license rights to re-record and distribute music directly from record companies and publishers as well as from collectives that represent their interests. For example, the Debtors license mechanical rights directly from publishers as well as The Harry Fox Agency, a collective that represents publishers and collects royalties on their behalf.

The Debtors’ ability to secure rights, licenses, and content is not assured, and the Debtors may not be able to secure such rights, licenses and content on commercially reasonable terms or at all. While the Debtors endeavor to provide their Audio Architects with a wide variety of licensed repertoire, rights-holders may, from time to time, challenge the Debtors’ use of their works. Such rights-holders may fail to recognize the promotional value of being part of the Debtors’ repertoire of available musical works or may recognize that promotional value but nonetheless insist on unreasonable terms, thereby limiting the availability to the Debtors of certain musical works. Limitations on the availability of certain musical works may result in the discontinuance of certain programs, which may lead to increased client churn, which in turn would have an adverse impact on the Debtors’ financial condition and results of operations.

11.	If the Debtors Are Unable to Protect Intellectual Property Rights, Their Sales and Financial Performance Could be Adversely Affected.

The Debtors market their products under a variety of brand names and proprietary marks. The market for the Debtors’ products depends to a significant extent upon the goodwill associated with the brand names under which products are sold. The Debtors rely on patent, trademark and copyright law to establish and protect their intellectual property rights. The Debtors may be required from time to time to bring lawsuits against third parties to protect intellectual property with respect to products they have created, distributed or otherwise utilized in providing and marketing their services. Similarly, from time to time the Debtors may be party to proceedings in which third parties challenge their rights, including rights to the Debtors’ music licenses, distribution rights and patents. Any lawsuits or other actions the Debtors bring to enforce their rights may not be successful, and the Debtors may in fact be found to infringe on the intellectual property rights of others, in either of which case the Debtors may not be able to prevent others from using that intellectual property and/or may be prevented from using that intellectual property.

In addition, in the event that any licenses which the Debtors have with third parties are terminated, the Debtors may lose the right to use or have reduced rights to use the intellectual property covered by that agreement. In that event, the Debtors may not be able to secure licenses to use alternative intellectual property rights in the creation, sales, marketing and delivery of their products, and their products may not be as attractive to customers.

Furthermore, certain events, including events beyond the Debtors’ control, could make certain of their brand names, or the brand names they license, less attractive to customers, making the Debtors’ products less desirable as a result. Any loss in the value of a brand name or loss of a license for a brand name could adversely affect the Debtors’ sales volume for affected products.

12.	The Industry In Which the Debtors Operates Is Competitive and the Debtors May Not Be Able To Compete Successfully.

The Debtors compete with many local, regional, national and international providers of business music services. National competitors include, but are not limited to, PlayNetworks, In-Store Broadcasting Network, Trusonic, DMX, Premier Retail Networks, Sirius XM Radio, Inc. and the Private Label Radio Division of DMI Music and Media Solutions. Local and regional competitors are typically smaller entities that target businesses with few locations, such as self-described music “consultants” who can be found utilizing technologies such as Apple’s IPOD®, MP3 players, and playlist management software.

The Debtors also compete with companies that are not principally focused on providing business music services, such as webcasters and traditional radio broadcasters that encourage workplace listening, video services that provide business establishments with music videos or television programming, and performing rights societies (ASCAP, BMI and SESAC) that license business establishments to play sources such as CD’s, tapes, MP3 files, and satellite, terrestrial, and internet radio.

The Debtors compete on the basis of service, the quality and variety of their music programs, the availability of their nonmusic services and, to a lesser extent, price. Even though the Debtors are seldom the lowest-priced provider of business music in any territory, the Debtors believe that they can compete effectively due to the widespread recognition of the Muzak name, their nationwide network, the quality and variety of their music programming, the talent of their audio architects and their multiple delivery systems. While the Debtors believe that they compete effectively, their competitors have established client bases and are continually seeking new ways to expand that client bases and revenue streams. As a result, competition may negatively impact the Debtors’ ability to attract new clients and retain existing clients at current profitability levels.

13.	A Failure To Comply With Existing or Future Government Regulations Could Adversely Affect the Debtors’ Financial Condition and Results of Operation.

The Debtors are subject to laws and governmental regulation in the United States and other countries in which they provide services. Failure to comply with any applicable laws and regulations could subject the Debtors to civil remedies, including fines, injunctions and criminal sanctions, any of which could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

Furthermore, the Debtors’ business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. Such changes could negatively impact the production and distribution of the Debtors’ services, and could require the Debtors to make material expenditures or otherwise adversely affect the way the Debtors operate their business, or their financial condition or operating results.

On December 51, 2007, Muzak Holdings LLC and Muzak LLC announced their plans to periodically furnish financial information to the public on their Web site, http://www.muzak.com, and cease furnishing periodic reports with the SEC through the SEC’s EDGAR system. To the extent that the Debtors were required to file periodic reporting to the SEC, the Debtors would also be required to comply with the various provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), including Section 404 of SOX that addresses internal controls. The cost to comply with the Section 404 would require significant resources, including the cost of outside consultants, which could have an effect on the Debtors’ financial condition or results of operations.

14.	Labor Disruptions or Increased Labor Costs Could Significantly Interrupt the Debtors’ Business Operations.

As of July 20, 2009, the Debtors had approximately 1,164 employees. The Debtors’ employees include a team of approximately 113 installation and services technicians. These personnel belong to 14 bargaining units, 13 of which are represented by the International Brotherhood of Electrical Workers and one of which is represented by the Communication Workers of America. The Debtors consider their relations with their employees to be good. However, the Debtors could experience a material labor disruption or significantly increased labor costs at one or more of their facilities in the future, which would have a material adverse effect on the Debtors’ business, financial condition and operating results.

15.	A Material Disruption at the Debtors’ Client Locations or Support Facilities Could Significantly Impact the Debtors’ Business Operations.

The Debtors rely on broadcast technologies to serve the majority of their clients and do not maintain an insurance program that provides coverage on satellite receivers and dishes that the Debtors lease to clients’ locations. The Debtors also rely on uplink facilities to coordinate and transmit their broadcast signals. Natural catastrophes could significantly impact the Debtors’ investments in client locations and their ability to provide broadcast transmissions.

16.	The Loss of Certain Senior Management Could Significantly Disrupt the Debtors’ Business Operations.

The Debtors’ success depends, in part, on the continued contributions of their executive officers and other key employees. The Debtors’ management team has significant industry experience and would be difficult to replace. If the Debtors lose or suffer an extended interruption in the service of one or more of their senior officers, their financial condition and operating results may be adversely affected. Moreover, the market for qualified individuals is highly competitive and the Debtors may not be able to attract and retain qualified personnel to replace or succeed members of their senior management or other key employees, should the need arise. The Debtors do not maintain key man life insurance on any of their senior management personnel.

D.	DISCLOSURE STATEMENT DISCLAIMER

1.	The Information Contained Herein Is for Soliciting Votes Only.

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.

2.	This Disclosure Statement Was Not Approved by the SEC.

This Disclosure Statement has not been filed with the SEC or any state regulatory authority. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	The Debtors Relied on Certain Exemptions from Registration Under the Securities Act.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. The offer of the New Common Units to Holders of Claims in Class 6 has not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the issuance of the New Common Units or any units reserved for issuance in connection with the exercise of Warrants or on account of the Management and Director Incentive Program, will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code, Rule 701 promulgated under the Securities Act or a “no sale” under the Securities Act as described herein.

4.	This Disclosure Statement Contains Forward Looking Statements.

This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology that as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in that forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	The Financial Information Contained Herein Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of that preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that that financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

6.	Financial Projections and Other Forward Looking Statements Are Not Assured and Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the financial projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of Confirmation and Consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ ability to maintain market strength and receive vendor support by way of favorable purchasing terms; and (f) consumer preferences continuing to support the Debtors’ business plan.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes. While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

7.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or

Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

8.	No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interest or any other parties in interest.

9.	No Reliance Should be Placed on any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, File and prosecute Claims and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies that Claims or Objections to Claims.

10.	Nothing Herein Constitutes a Waiver of any Right to Object to Claims or Recover Transfers and Assets.

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective estates are specifically or generally identified herein.

11.	The Information Used Herein Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

12.	The Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

13.	No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors, the counsel to the Committee and the U.S. Trustee.

VIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims is set forth in Article VI.D herein, titled “Statutory Requirements for Confirmation of the Plan.” In performing the liquidation analysis, the Debtors have assumed that all Holders of Claims will be determined to have “claims” that are entitled to share in the proceeds from any that liquidation. The Debtors believes that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist that trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.

B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. That a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets. During the negotiations before the filing of the Plan, the Debtors explored various alternatives to the Plan.

The Debtors believe that the Plan enables the Debtors to emerge from chapter 11 successfully and expeditiously, preserves their business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the Plan provides for a greater return to creditors. In any liquidation, creditors would be paid their distribution in Cash, whereas, under the Plan, some creditors will receive a part of their distribution in the New Common Units.

IX.

EXEMPTIONS FROM SECURITIES ACT REGISTRATION

A.	SECTION 1145 OF THE BANKRUPTCY CODE

1.	New Common Units Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the Plan, the New Common Units will be issued to Holders of Senior Subordinated Notes Claims. Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are reissued principally in that exchange and partly for Cash and property.

That securities may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states or (b) the Securities Act pursuant to an exemption provided by section 4(1) of the Securities Act unless the holder is an “underwriter” (as that term is defined in the Bankruptcy Code) with respect to the securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for that a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•

offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in the Securities Act.

The term “issuer” is defined in section 2 (4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2 (11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of that debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”

To the extent that persons who receive New Common Units are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell New Common Units or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below, or if that securities are registered with the SEC pursuant to the LLC Agreement or otherwise. Any person who is an “underwriter” but not and “issuer” with respect to an issue of securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

2.	Rule 144

Under certain circumstances, recipients of New Common Units deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions under Rule 144 of the Securities Act, to the extent available and in compliance with applicable state and foreign securities laws.

Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC.

Whether or not any particular person would be deemed to be an “underwriter” of securities to be issued pursuant to the Plan or an “affiliate” of the Reorganized Debtors would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any that person would be that an “underwriter” or an “affiliate.” In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the Reorganized Debtors, the Debtors make no representations concerning the right of any person to trade in Plan Securities. Accordingly, the Debtors recommend that potential recipients of any securities to be issued pursuant to the Plan consult their own counsel concerning whether they may freely trade that securities.

X.

CERTAIN U.S. FEDERAL INCOME

TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to Holders of Allowed Claims and the Debtors. This summary is based on the Internal Revenue Code (the “IRC”), the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. No rulings or determinations of the IRS or any other taxing authorities have been sought or obtained with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the United States federal income tax consequences of the Plan.

This discussion does not apply to Holders of Claims that are not “U.S. persons” (as such phrase is defined in the IRC) and does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to such Holders in light of their individual circumstances. This discussion does not address tax issues with respect to Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies and regulated investment companies and those holding the New Common Units as part of a hedge, straddle, conversion or constructive sale transaction) or to Holders that hold more than one class of Claims or Interest. No aspect of state, local, estate, gift, or non-U.S. taxation is addressed.

THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE PLAN.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS

1.	Consequences to Holders of Allowed Class 3 Secured Term Loan Claims

Upon the Debtors’ entry into an Exit Facility that is sufficient to pay the Secured Term Loan Claims in full in Cash on the Effective Date, each holder of Allowed Class 3 Claims shall receive, in full and final satisfaction of such Allowed Class 3 Claims, an amount of Cash equal to the amount of such holder’s Allowed Class 3 Claims. The exchange of Allowed Class 3 Claims for Cash should be a taxable exchange under section 1001 of the IRC.

A Holder who receives Cash with respect to an Allowed Class 3 Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of Cash received and (b) the Holder’s adjusted basis in its Allowed Class 3 Claim. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 3 Claims were held for more than one year. To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income

2.	Consequences to Holders of Allowed Class 4 Senior Notes Claims

Pursuant to the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 4 Claim shall receive, in full and final satisfaction of such Allowed Class 4 Claims, its Pro Rata share of the Debtors’ obligations under the New Senior Notes and the New Redeemable PIK Preferred Units.

For U.S. federal income tax purposes, the treatment of the exchange of Allowed Class 4 Claims for the New Senior Notes and the New Redeemable PIK Preferred Units is unclear. Such exchange may be treated (i) as a partial tax-free contribution of property to Muzak Holdings LLC under section 721 of the IRC and a partial taxable exchange under section 1001 of the IRC or, alternatively, (ii) as a taxable exchange under section 1001 of the IRC in its entirety. Under the regulations proposed by Treasury, the exchange would be treated as a partial tax-free contribution and a partial taxable exchange. This treatment may result in a deferral in the recognition of loss or gain and, for some Holders, a change in character of the loss or gain from ordinary to capital. A Holder of Allowed Class 4 Claims would generally be required to treat a portion of the Claims as exchanged for New Redeemable PIK Preferred Units and a portion of the Claims as exchanged for New Senior Notes. The portion of the Claims deemed exchanged for New Redeemable PIK Preferred Units would generally be equal to the aggregate Allowed Class 4 Claims held by the Holder multiplied by a fraction, the numerator of which is the value of the New Redeemable PIK Preferred Units received by the Holder and the denominator of which is the issue price of the New Senior Notes and the aggregate value of the New Redeemable PIK Preferred Units received by such Holder. The balance of the Allowed Class 4 Claims will be deemed exchanged for the New Senior Notes. The amount of gain or loss realized by a Holder for each portion of Claims will be equal to the difference between (a) the issue price of the New Senior Notes or the fair value of the New Redeemable PIK Preferred Units, as applicable, received and (b) the Holder’s adjusted basis in its Allowed Class 4 Claim exchanged for such consideration. No gain or loss should be recognized with respect to the exchange of Claims for New Redeemable PIK Preferred Units and a Holder will have an initial tax basis in such New Redeemable PIK Preferred Units equal to the tax basis of the Claims deemed exchanged therefor. A Holder’s holding period for the New Redeemable PIK Preferred Units should include the holding period of the Claims deemed exchanged therefor. A Holder should be required to recognize any realized gain or loss with respect to the portion of the Claims deemed exchanged for New Senior Notes. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 4 Claims were held for more than one year. To the extent that a portion of the consideration received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. A Holder’s tax basis in New Senior Notes should equal the issue price of the New Senior Notes. A Holder’s holding period for the New Senior Notes should begin on the day following the exchange.

If the proposed regulations do not apply and the exchange is treated as a taxable exchange, a Holder who receives New Senior Notes and New Redeemable PIK Preferred Units with respect to an Allowed Class 4 Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the issue price of the New Senior Notes and the fair value of the other consideration received and (b) the Holder’s adjusted basis in its Allowed Class 4 Claim. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 4 Claims were held for more than one year. To the extent that a portion of the consideration received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. A Holder’s tax basis in New Senior Notes should equal the issue price of the New Senior Notes and the Holder’s tax basis in the New Redeemable PIK Preferred Units received should equal the fair market value of such instruments as of the date distributed to the Holder. A Holder’s holding period for such instruments should begin on the day following the exchange.

3.	Consequences to Holders of Allowed Class 5 Senior Subordinated Notes Claims

Pursuant to the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Allowed Class 5 Claims, its Pro Rata share of 100% of the New Common Units of the Reorganized Debtors.

For U.S. federal income tax purposes, the treatment of the exchange of Allowed Class 5 Claims for New Common Units is unclear. Such exchange may be treated (i) as a tax-free contribution of property to Muzak Holdings LLC under section 721 of the IRC or, alternatively, (ii) as a taxable exchange under section 1001 of the IRC. The Debtors intend to take the position that the exchange is a tax-free contribution. This treatment may result in a deferral in the recognition of loss or gain and, for some Holders, a change in character of the loss or gain from ordinary to capital. The Claims deemed exchanged for New Common Units would generally be equal to the aggregate Allowed Class 5 Claims. The amount of gain or loss realized by a Holder will be equal to the difference between (a) the fair value of the New Common Units received and (b) the Holder’s adjusted basis in its Allowed Class 5 Claim exchanged for such consideration. No gain or loss should be recognized with respect to the exchange of Claims for New Common Units and a Holder will have an initial tax basis in such New Common Units equal to the tax basis of the Claims deemed exchanged therefor. A Holder’s holding period for the New Common Units should include the holding period of the Claims deemed exchanged therefor.

If the exchange is not properly characterized as a tax-free contribution, it would likely be treated as a taxable exchange. As such, a Holder who receives New Common Units with respect to an Allowed Class 5 Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the fair value of the consideration received and (b) the Holder’s adjusted basis in its Allowed Class 5 Claim. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 5 Claims were held for more than one year. To the extent that a portion of the consideration received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. A Holder’s tax basis in New Common Units received should equal the fair market value of the New Common Units as of the date distributed to the Holder, and a Holder’s holding period for such instruments should begin on the day following the exchange.

4.	Consequences to Holders of Allowed Class 6 Discount Notes Claim

Pursuant to the Plan, on or as soon as reasonable practicable after the Effective Date, each Holder of an Allowed Class 6 Claim shall receive, in full and final satisfaction of such Allowed Class 6 Claims, its Pro Rata share of Warrants for 7.5% of the fully-diluted New Common Units, as more fully set forth in the Warrant Agreement.

For U.S. federal income tax purposes, the exchange of Allowed Class 6 Claims for Warrants should be a taxable exchange under section 1001 of the IRC. A Holder who receives Warrants with respect to an Allowed Class 6 Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the fair value of the consideration received and (b) the Holder’s adjusted basis in its Allowed Class 6 Claim. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 6 Claims were held for more than one year. To the extent that a portion of the consideration received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. A Holder’s tax basis in Warrants received should equal the fair market value of the Warrants as of the date distributed to the Holder, and a Holder’s holding period for the Warrants should begin on the day following the exchange.

5.	Consequences to Holders of Allowed Class 7 General Unsecured Claims

Pursuant to the Plan, except to the extent that a Holder of an Allowed General Unsecured Claim has been paid by the Debtors before the Effective Date or agrees to alternate treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Claim, payment of Cash, in an aggregate amount not to exceed $18,000,000, as follows:

(i) Each Holder of a Class 7 Claim Allowed on or before the Effective Date shall receive payment of the Allowed Class 7 Claim on the Effective Date.

(ii) Each Holder of a Class 7 Claim Allowed after the Effective Date shall receive payment on the first Periodic Distribution Date immediately following the date on which such Allowed Class 7 Claim is Allowed or deemed Allowed. Holders of Allowed Class 7 Claims whose Claims are Allowed within 180 days of the Effective Date shall receive payment no later than 185 days after the Effective Date. To the extent a Class 7 Claim is Allowed on the date that is 180 days after the Effective Date as a result of the Debtors’ not filing an objection to such Claim by that date, such Claim will be paid no later than 185 days after the Effective Date.

For U.S. federal income tax purposes, the exchange of Allowed Class 7 Claims for Cash should be a taxable exchange under section 1001 of the IRC. A Holder who receives Cash with respect to an Allowed Class 7 Claim will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of Cash received and (b) the Holder’s adjusted basis in its Allowed Class 7 Claim. Such gain or loss may be capital in nature (subject to the “market discount” rules described below) and may be long-term capital gain or loss if the Class 7 Claims were held for more than one year. To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income.

6.	Consequences to Holders of Allowed Class 8 Equity Interests

Pursuant to the Plan, On the Effective Date, all Class 8 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 8 Equity Interests.

For U.S. federal income tax purposes, the tax consequences arising from the cancellation of a Class 8 Equity Interest are complex, and may give rise to a deemed distribution to such holder and/or an allocation of COD Income, as described in more detail below under “Certain U.S. Federal Income Tax Consequences to Reorganized Debtors.” Holders of Class 8 Equity Interests are urged to consult with their own tax advisers regarding such consequences.

7.	Equity Ownership in Reorganized Debtors

It is anticipated that Muzak Holdings LLC will be characterized as a partnership for federal income tax purposes following the Effective Date. As such, a Holder of Claims who receives New Common Units will be treated as partners for tax purposes. The U.S. federal tax consequences of being a partner in an operating partnership are very complicated. As an example, a partnership itself does not pay U.S. federal income taxes; instead, its income and deductions are allocated to its partners, who include such amounts on their own tax returns. Holders who will receive equity interests in the Reorganized Debtors are urged to consult with their own tax advisers regarding such consequences.

8.	Accrued but Unpaid Interest

A portion of the consideration received by Holders of Claims may be attributable to accrued but unpaid interest on such Claims. Such amount should be taxable to that Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for United States federal income tax purposes. Conversely, it is possible that a Holder of Claims may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Claims was previously included in the U.S. holder’s gross income but was not paid in full by Debtors. The character of such loss may be ordinary rather than capital, but the tax law is unclear on this issue.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such

Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for United States federal income tax purposes. The IRS could take the position, however, that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

9.	Market Discount

Holders who exchange Allowed Claims for their Pro Rata share of each of (a) New Senior Notes, (b) New Common Units, and (c) cash, may be affected by the “market discount” provisions of sections 1276 through 1278 of the IRC. Under these provisions, some or all of the gain realized by a Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such Allowed Claims.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the IRC, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation is not a “market discount bond” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Any gain recognized by a Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued market discount.

10.	Issue Price

For U.S. federal income tax purposes, the “issue price” of a debt instrument depends on whether such instrument is deemed to be “publicly traded.” If, at any time during the 60-day period ending 30 days after the issue date of a debt instrument, a substantial amount of the debt instruments in an issue is “traded on an established market” within the meaning of the applicable Regulations, then the debt instrument will be treated as publicly traded and the issue price of the debt instrument will equal the fair market value of that debt instrument on the date of issuance. In general, a debt instrument will be treated as traded on an established securities market if it is listed on a major securities exchange, appears on a system of general circulation that provides a reasonable basis to determine fair market value or otherwise is, among other things, readily quotable by dealers, brokers or traders. For purposes of applying these rules, each tranche of new debt instruments is treated as a separate issue.

If a tranche of new debt instrument is not publicly traded and the old Claim exchanged for a such new debt instrument in such tranche is also not publicly traded, then the issue price of that new debt instrument generally would equal the stated principal amount of such debt instrument. Holders of Claims should consult their tax advisors regarding the issue prices for the New Senior Notes.

11.	Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder:

(a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is provided to the IRS.

The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the IRS.

B.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED DEBTORS

1.	Cancellation of Debt Income

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, (y) the issue price of debt that is not publicly traded nor deemed exchanged for publicly traded property and (z) the fair market value of any new consideration (including stock) given in satisfaction of such indebtedness at the time of the exchange. Because the Plan provides that Holders of certain Allowed Claims will receive New Common Units, the amount of COD Income will depend on the fair market value of the New Common Units exchanged therefor. This value cannot be known with certainty until after the Effective Date.

Because of the most of the Debtors’ indebtedness is owed by entities that are partnerships or disregarded entities for U.S. federal income tax purposes, virtually all of the Debtors’ COD Income that will be generated from the Plan will be allocated the members of Muzak Holdings LLC based on their respective percentage ownership interests in Muzak Holdings LLC. Under the U.S. federal income tax rules dealing with COD Income, the tax treatment of that income will be determined with respect to each member at the member level.

A member of Muzak Holdings LLC will not be required to include any amount of COD Income in gross income if the member is (i) under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (ii) insolvent before the Effective Date (in which, the COD Income may be excluded to the extent of the insolvency). As a consequence of such exclusion, a member must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. In general, tax attributes will be reduced in the following order: (a) NOLs; (b) most tax credits and capital loss carryovers; (c) tax basis in assets; and (d) foreign tax credits. A member with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC. Nonetheless, any attribute reduction will be applied as of the first day following the taxable year in which a member recognizes COD Income. If a member has a suspended loss with respect to its membership interest in Muzak Holdings LLC, the allocation of COD Income may allow some or all of such suspended losses to be used to offset the COD Income.

A recently enacted amendment to the COD Income rules provides that taxpayers that recognize COD Income in 2009 or 2010 may elect to forgo the COD Income exclusion and attribute reduction rules described above. Instead, the taxpayer may elect to take into taxable income the COD Income with respect to such debt in equal installments in 2014 through 2018 (i.e., the taxpayer would report 20% of the COD Income in each such year). This election to defer COD Income is made separately with respect to each debt instrument on which COD Income is realized, must be made on the taxpayer’s tax return for the year that includes the transaction that creates the COD Income, and, in the case of debt of a partnership, is made at the partnership level. The Debtors have not yet determined whether such an election will be made with respect to the COD Income generated in connection with the consummation of the Plan.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND IN MANY CASES UNCERTAIN. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S

CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XI.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan support Confirmation of the Plan and vote to accept the Plan.

Respectfully submitted,

/s/ Stephen P. Villa
Muzak Holdings LLC (for itself and on behalf of each of the Debtors)

By:	Stephen P. Villa

Title:	Chief Executive Officer

Dated:	October 26, 2009

Prepared by:

KIRKLAND & ELLIS LLP

Edward O. Sassower

Joshua A. Sussberg

Sarah H. Seewer

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446–4800

Facsimile: (212) 446–4900

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KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP

Domenic E. Pacitti

Michael W. Yurkewicz

919 Market Street, Suite 1000

Wilmington, Delaware 19801-3062

Telephone: (302) 426-1189

Facsimile: (302) 426-9193

Co-Counsel for the Debtors and Debtors in Possession